SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to §240.14a-12

CDI Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

Notice of Annual Meeting of Shareholders
To be held on May 15, 2007

Dear Shareholder:

The 2007 Annual Meeting of the Shareholders of CDI Corp. will be held in the Trumbauer West Room on the 51st Floor of the Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103, on Tuesday, May 15, 2007 at 10:00 a.m., for the following purposes:

1.	To elect seven directors of CDI;

2.	To ratify the appointment of KPMG LLP as CDI’s independent auditor for 2007; and

3.	To transact such other business as may properly come before the meeting or any and all adjournments or postponements of the meeting.

Only shareholders of record on March 7, 2007 are entitled to notice of and to vote at the Annual Meeting. The vote of each shareholder is important to us. If you do not expect to attend the meeting in person and desire to have your shares represented and voted at the meeting, please fill in, sign and promptly return the enclosed proxy card in the accompanying envelope. No postage is necessary if mailed in the United States. Most shareholders can also vote their shares over the Internet or by telephone. See the instructions on your proxy card or in the attached proxy statement. If you do attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

JOSEPH R. SEIDERS, Secretary

Dated: April 23, 2007

Philadelphia, Pennsylvania

1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

Proxy Statement for Annual Meeting of Shareholders
May 15, 2007

This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of CDI Corp. beginning on or about April 23, 2007.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this Proxy Statement?

The purpose of this Proxy Statement is to provide information regarding matters to be voted on at the 2007 Annual Meeting of Shareholders of CDI Corp. Also, this Proxy Statement contains certain information that the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE) require CDI to provide annually to shareholders. This Proxy Statement is the document used by CDI’s Board of Directors (the Board) to solicit proxies to be used at the 2007 Annual Meeting of Shareholders. Proxies are solicited to give shareholders an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting. The Board has designated Joseph R. Seiders and Craig H. Lewis (who are sometimes referred to in this Proxy Statement as the “named proxies”) to vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies.

Where and when is the Annual Meeting being held?

The Annual Meeting will be held on Tuesday, May 15, 2007 at 10:00 a.m., in the Trumbauer West Room on the 51st Floor of the Bell Atlantic Tower, which is located at 1717 Arch Street in Philadelphia, Pennsylvania.

What will I be voting on?

1.	The election of seven directors of CDI (see page 4).
2.	The ratification of KPMG LLP as CDI’s independent auditor for 2007 (see page 43).

Who is entitled to vote on the matters discussed in this Proxy Statement?

You are entitled to vote if you were a shareholder of record of common stock, par value $.10 per share, of CDI (which is referred to throughout this Proxy Statement as “CDI stock”) as of the close of business on March 7, 2007 (the record date). Your shares can be voted at the meeting only if you are present or represented by a valid proxy. An alphabetical list of CDI’s registered shareholders, showing the name, address and number of shares held by each shareholder as of the record date, will be available for inspection at the Annual Meeting and at our principal office for at least five days prior to the Annual Meeting.

How many votes do I have?

You will have one vote for every share of CDI stock you owned on the record date (March 7, 2007).

How many votes can be cast by all shareholders?

20,017,782, which is the number of shares of CDI stock which were outstanding on the record date. CDI does not have cumulative voting (which is a system used by some companies where shareholders can cast all of their votes for a single nominee when a company has multiple openings on its board).

What is the difference between a registered shareholder and a beneficial holder of shares?

If your shares of CDI stock are registered directly in your name with our transfer agent, Mellon Investor Services LLC, you are considered a “registered shareholder” of those shares. If that is the case, the proxy material has been sent or provided directly to you by our transfer agent.

If your shares of CDI stock are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If that is the case, the proxy material has been forwarded to you by your broker, bank or nominee, which is considered the shareholder of record of those shares. As the beneficial holder, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form or card included in the proxy material sent to you by your broker, bank or nominee, or by voting via telephone or the Internet. You should follow the voting instructions provided with your proxy material.

What are the ways I can vote?

You can vote in person by completing a ballot at the Annual Meeting (if you are a registered shareholder), or you can vote prior to the meeting by proxy. Even if you plan to attend the meeting, we encourage you to vote your shares as soon as possible by proxy. Most shareholders can vote by proxy using the Internet, telephone or mail as discussed below.

How do I vote by proxy?

Most shareholders of CDI can vote by proxy using the Internet, telephone or mail.

Voting By Internet:

Registered shareholders can vote by going to the website http://www.proxyvoting.com/cdi with their proxy card in hand and then following the instructions online. Beneficial holders who wish to vote their shares on the Internet should have their proxy card or voting instruction form in hand, go to the website indicated on the proxy card or voting form and follow the instructions online. If you vote on the Internet, you should not also return your proxy card.

Voting By Telephone:

A touch-tone phone is necessary to vote by telephone. Registered shareholders can vote by dialing 1-866-540-5760 (toll-free in the United States) and should have their proxy card in hand and follow the instructions given. Beneficial holders who wish to vote their shares by telephone should have their proxy card or voting instruction form in hand, call the toll-free telephone number shown on the proxy card or voting form and follow the instructions given. If you vote by telephone, you should not also return your proxy card.

Voting By Mail:

If you vote by mail, mark the proxy card or voting instruction form, date and sign it, and return it in the postage-paid envelope provided.

What options do I have in filling out my proxy card and what happens if I return the proxy card without marking a vote?

The proxy card is in a form that permits you to withhold authority to vote for the election of any or all of the seven nominated directors and to separately approve or disapprove of the appointment of KPMG LLP as CDI’s independent auditor for 2007. If you sign and return the proxy card, your shares will be voted for the election of all of the seven nominated directors unless you indicate that authority to do so is withheld, and in favor of the appointment of KPMG LLP as CDI’s independent auditor unless you specify a different vote.

How is my CDI stock in the company’s 401(k) plan voted?

If you own CDI stock in the CDI Corporation 401(k) Savings Plan (the 401(k) plan), you will receive a proxy card that will serve as voting instructions to the trustee of that plan. The trustee will vote your shares in the manner you direct. Shares in the 401(k) plan will not be voted unless a proxy card is signed and returned.

Can I change my mind after I vote?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the meeting. You can do this by: (1) voting again on the Internet or by telephone prior to the meeting; (2) signing another proxy card with a later date and returning it prior to the meeting; or (3) if you are a registered shareholder, by giving written notice of revocation to the Secretary of CDI or by attending the meeting in person and casting a ballot.

If I am a beneficial holder, how are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the broker with voting instructions. Brokerage firms have the authority, under the rules of the NYSE, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The election of directors and the ratification of KPMG LLP as CDI’s independent auditor are considered routine matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the broker cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered to be cast on that proposal. Therefore, broker non-votes will have no effect on the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of a majority of the number of outstanding shares of CDI stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Votes withheld from director nominees, abstentions and broker non-votes are considered to be present at the meeting and will be counted in determining whether a quorum has been reached. Shares represented by proxies that reflect abstentions. Since there were 20,017,782 shares of CDI stock outstanding on the record date, 10,008,892 shares are necessary for a quorum at the Annual Meeting.

How many votes are required to elect the director nominees?

Assuming that a quorum is present, directors are elected by a plurality of the votes cast, which means the seven nominees who receive the highest number of votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of CDI stock is entitled to one vote for each of the seven director nominees and there is no cumulative voting. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees will not be counted as a vote cast for those persons.

How many votes are required to approve the other matter to be voted on?

Assuming that a quorum is present, proposals are decided by a majority of the votes cast, in person or by proxy, at the Annual Meeting by all shareholders entitled to vote. Shares represented by proxies that reflect abstentions and broker non-votes will not be considered to be a vote cast on any matter.

Who is soliciting proxies on behalf of the company?

The solicitation of proxies is being made by CDI’s Board at its cost, principally by mail. If it appears desirable to do so in order to assure adequate representation of shareholders at the meeting, officers and other employees of CDI may contact shareholders, banks, brokerage firms or nominees by telephone, e-mail or in person to request that proxies be returned in time for the meeting. No solicitation is being made by specially engaged employees or by paid solicitors.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it comes up at the Annual Meeting?

If any matter that is not described in this Proxy Statement were to properly come before the Annual Meeting, the named proxies intend to vote the shares represented by them as the Board of Directors may recommend. Shares represented by proxy cards that are marked to deny discretionary authority to the named proxies on other matters considered at the Annual Meeting will not be counted in determining the number of votes cast with respect to those matters. At this time, we do not know of any other matters that might be presented for shareholder action at the Annual Meeting.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend the Annual Meeting. However, please note that in order to be admitted to, and to vote at, the meeting you will need to demonstrate that you were a registered CDI shareholder on March 7, 2007.

If I am a beneficial holder, can I come to the Annual Meeting and vote my shares?

If you want to vote in person at the Annual Meeting and you hold shares of CDI stock in street name, you must obtain a proxy from your broker, bank or nominee and bring that proxy to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

What is householding?

If you and other residents at your mailing address own shares of CDI stock in street name, your broker, bank or other nominee may have notified you that your household will receive only one proxy statement and annual report for each company in which you hold stock through that broker, bank or nominee. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you were deemed to have consented to this practice. Each shareholder will continue to receive a separate proxy card or voting instruction form.

If you did not receive your own copy of this year’s CDI proxy statement or annual report, CDI will send a copy to you if you mail a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103 or call (215) 569-2200.

If you would like to receive your own copy of CDI’s proxy statement and annual report in the future, or if you share an address with another CDI shareholder and together both of you would like to receive only a single set of these documents, you should contact your broker, bank or other nominee.

PROPOSAL ONE

ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated seven directors for election at CDI’s 2007 Annual Meeting, to hold office until next year’s Annual Meeting. Each of the nominees is currently a member of the Board. One of the current directors, Kay Hahn Harrell, will not be standing for re-election at this year’s Annual Meeting. The size of the Board will be reduced to seven at that time, though it may be increased in the future. The named proxies intend to vote FOR the seven nominees below except as to shares for which authority to do so is withheld. The Board is not aware of any reason why any nominee will be unable to stand for election as a director or serve if elected. However, if any such nominee should become unavailable, the Board may nominate, and the named proxies may vote for, a substitute nominee.

The following table sets forth information about the nominees for election to the Board of Directors.

Name	Age	Director of Company Since	Principal Present Position, Business Experience During the Past Five Years and Other Public Company Directorships
Roger H. Ballou	56	2001	Mr. Ballou has been the President and Chief Executive Officer of CDI since October 2001. He currently serves as a director of Alliance Data Systems Corporation and Fox Chase Bank.
Michael J. Emmi	65	1999	Mr. Emmi has been, since April 2002, the Chairman and Chief Executive Officer of IPR International LLC (based in Conshohocken, PA), which provides data storage and document management services. He was the Chairman and Chief Executive Officer of Systems & Computer Technology Corporation (a Malvern, PA-based supplier of information technology services and software to universities) from 1985 to January 2002. He currently serves as a director of Metallurg, Inc.
Walter R. Garrison	80	1958*	Mr. Garrison has been the Chairman of the Board of CDI since 1961. From 1961 until 1997, he was also the President and Chief Executive Officer of CDI.
Lawrence C. Karlson	64	1989	Mr. Karlson is a private investor and consultant. Since 2000, he has served as Chairman of the Board of Mikron Infrared Company, Inc. He is also a director of H&E Equipment Services, Inc.
Ronald J. Kozich	68	2003	Mr. Kozich was the Managing Partner of Ernst & Young LLP’s Philadelphia office from 1991 to 1999, when he retired. He currently serves as a director of Tasty Baking Company and a member of the Board of Managers of IPR International LLC.
Constantine N. Papadakis	61	2005	Dr. Papadakis has been the President of Drexel University in Philadelphia since 1995. He is also a director of Amkor Technologies, Inc., Aqua America, Inc., Mace Security International, Inc. and Met-Pro Corporation.
Barton J. Winokur	67	1968*	Mr. Winokur has been, since 1996, the Chairman and Chief Executive Officer of Dechert LLP, a law firm based in Philadelphia, PA. He has been a partner at Dechert LLP since 1972.

* Includes periods served as a director of CDI Corporation, our predecessor registrant under the Securities Exchange Act of 1934.

The Board of Directors unanimously recommends a vote FOR the election of each of the seven nominees identified in Proposal One. Shares represented by the enclosed Proxy will be voted FOR all seven nominees unless a contrary choice is specified.

CORPORATE GOVERNANCE

Corporate Governance Principles

Corporate governance encompasses the internal policies and practices by which the CDI Board of Directors operates. The Board believes that effective and consistent corporate governance is an essential part of the company conducting itself in a responsible, legal and ethical manner. In that regard, the Board has developed and adopted Corporate Governance Principles to provide a framework for the governance of CDI. The Corporate Governance Principles address issues such as the Board’s role and responsibilities, the size and composition of the Board, meeting procedures, and committee structure. CDI’s Corporate Governance Principles are posted on our website at www.cdicorp.com, and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103.

Independence of the Directors

CDI’s Corporate Governance Principles, as well as the listing standards of the New York Stock Exchange, require that at least a majority of the directors of the company be “independent directors” (as that term is defined under the NYSE listing standards). The Board of Directors conducts an annual review of the independence of all of its members. In connection with that review, the Board examines and considers information provided by the directors and the company which might indicate any material relationships (e.g., commercial, consulting, banking, legal, accounting, charitable or family relationships) that would impair the independence of any of the directors. For purposes of this review, the Board has used the guidelines contained in the NYSE listing standards rather than developing its own categorical standards for independence.

In February 2007, the Board conducted this review and determined that all of the directors of CDI are independent (and satisfy the independence requirements set forth in the listing standards of the NYSE) except for Roger Ballou and Barton Winokur. Mr. Ballou, the company’s Chief Executive Officer (CEO), is the only director who is a CDI employee. Mr. Winokur is the Chairman and a partner of Dechert LLP, a law firm that provides legal services to CDI (including services as counsel to the Audit Committee). CDI paid approximately $800,000 to Dechert LLP in 2006.

Code of Conduct

The Board has adopted a Code of Conduct that sets forth the principles, policies and obligations that must be adhered to by CDI and its directors, officers (including CDI’s principal executive officer, principal financial officer and principal accounting officer) and employees. The Code of Conduct is designed to foster a culture within CDI of honesty and accountability by requiring all directors, officers and employees to conduct themselves in accordance with all applicable legal requirements and high ethical standards. Associated with the Code of Conduct are various conduct policies focusing on specific topics, such as our Insider Trading Policy and our Conflicts of Interest and Corporate Opportunities Policy. Copies of the Code of Conduct and the associated conduct policies can be found on our website at www.cdicorp.com, and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103.

Board Meetings, Executive Sessions and Directors’ Attendance at Shareholders’ Meetings

The Board of Directors of CDI held seven meetings during 2006. Each of the directors attended more than 95% of the total number of meetings held during 2006 by the Board and the committees of the Board on which he or she served during the year.

The non-management directors meet by themselves in regularly scheduled executive sessions, without management directors or executive officers of CDI present. Those executive sessions, which are scheduled and presided over by the Chairman of the Board (currently Walter Garrison), are generally held in conjunction with each Board meeting. Under CDI’s Corporate Governance Principles, if the Chairman of the Board were not an independent director, the independent directors would select from among themselves a continuing presiding independent director who would preside at executive sessions of the non-management directors.

It is CDI’s policy that all Board members are expected to attend the annual meeting of shareholders. In order to facilitate such attendance, CDI’s practice is to schedule its annual shareholders’ meeting on the same day as a Board meeting. At CDI’s 2006 shareholders’ meeting, all of the company’s directors at that time were present.

Committees of the Board

The Board of Directors has established the following five standing committees to assist the Board in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Governance and Nominating Committee. The charter of each of these committees is available on our website at www.cdicorp.com, and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103.

Here are the current members of each committee:

Audit	Compensation	Executive	Finance	Governance and Nominating

Lawrence Karlson * Kay Hahn Harrell Ronald Kozich	Michael Emmi * Ronald Kozich Constantine Papadakis	Roger Ballou * Walter Garrison Barton Winokur	Barton Winokur * Roger Ballou Lawrence Karlson	Walter Garrison * Michael Emmi Constantine Papadakis

* Chairperson

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by CDI to shareholders, the SEC and others, monitoring the company’s financial reporting processes and internal control systems, and retaining the company’s independent auditor and internal auditors and overseeing their activities. This Committee also reviews the independent auditor’s qualifications and independence, as well as CDI’s compliance with its Code of Conduct and with applicable legal and regulatory requirements. This Committee held nineteen meetings during 2006.

The Compensation Committee reviews and approves CDI’s executive compensation arrangements and programs. This Committee held six meetings during 2006.

The Executive Committee exercises all the powers of the Board, subject to certain limitations, when the Board is not in session and is unable to meet or it is impractical for the Board to meet. This Committee did not hold any meetings during 2006.

The Finance Committee oversees the financial affairs and policies of CDI, including review of the company’s annual operating and capital plans, major acquisitions and dispositions, and borrowing arrangements. This Committee held five meetings during 2006.

The Governance and Nominating Committee oversees matters relating to Board organization and composition, compliance with rules relating to the independence of directors, and evaluations of Board and executive management effectiveness. The Committee also (a) provides the Board with recommendations of new members of the Board after evaluating candidates, and assists in attracting qualified candidates; (b) assists the Board in selecting the company’s CEO, evaluating his or her performance and making decisions about the retention of the CEO; (c) reviews executive succession planning and executive recruitment strategies and processes and recommends procedures to assure a smooth and orderly CEO transition when the need arises; and (d) reviews CDI’s Corporate Governance Principles and recommends such changes as may be appropriate. The Governance and Nominating Committee held three meetings during 2006.

Audit Committee Membership

No member of the Audit Committee is a current or former officer or employee of CDI. The NYSE and the SEC have adopted standards for independence of Audit Committee members. The Board has determined that each of the current members of the Audit Committee satisfies these independence standards and is financially literate.

CDI’s Board of Directors has also determined that Ronald Kozich, a member of the Audit Committee and an independent director, qualifies as an “audit committee financial expert” and has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The rules of the SEC define an “audit committee financial expert” as a person who has acquired certain attributes through education and experience that are particularly relevant to the functions of an audit committee. Ronald Kozich is a former Managing Partner of the Philadelphia office of the accounting firm Ernst & Young LLP.

Compensation Committee Membership, Authority and Procedures

The Compensation Committee is composed entirely of independent, nonemployee directors. The Committee operates pursuant to a written charter, which is posted and publicly available on CDI’s website at www.cdicorp.com.

The Compensation Committee has sole authority to determine the Chief Executive Officer’s compensation. The Committee also has decision-making authority with respect to the compensation arrangements for other members of CDI’s senior management team within these policy guidelines: (a) executive base pay must not exceed the 75th percentile of market compensation as determined by an independent compensation consultant (although, as described in the CD&A, the Committee generally targets compensation to be around the 50th percentile); (b) the employees’ short-term incentive opportunity must stay within the parameters of the existing non-equity incentive compensation plan; and (c) annual equity grants must not exceed the average grants over the previous three years plus twenty percent and must be market competitive as determined by an independent compensation consultant. Any non-CEO compensation arrangement which falls outside of these guidelines must be presented to and reviewed by the Board of Directors for approval.

As explained on page 29 in the “Timing and Pricing of Equity Awards” section of the Compensation Discussion and Analysis (CD&A), the Compensation Committee has delegated limited authority to the company’s Chief Executive Officer to approve equity awards between the times that the Committee makes its annual awards. Any awards made by the CEO under that delegated authority must adhere to the Committee’s guidelines and be consistent with past practice in their size and type. The CEO may not make awards to executive officers or directors under his delegated authority.

The Chief Executive Officer of the company often attends meetings of the Compensation Committee (except for executive sessions) and provides input and recommendations regarding the compensation for other executive officers of CDI and other members of the senior management team.

The Compensation Committee retains the services of an independent outside consulting firm to help in determining median competitive compensation levels. That firm (HayGroup), which reports to the Committee and not to management, has performed periodic reviews of competitive executive compensation levels, most recently in February 2006. The nature and findings of that compensation review are described on pages 16-17 in the “Benchmarking and Competitive Compensation” section of the CD&A.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of CDI or any of its subsidiaries. No executive officer of CDI served on the compensation committee of another entity (or on any other committee of the board of directors of another entity performing similar functions) during 2006, where an executive officer of that other entity served on the Compensation Committee or the Board of CDI.

Related Party Transactions and Approval Policy

In February 2007, the Board of Directors adopted a written policy setting forth procedures for the review and approval of transactions involving CDI and related parties. For purposes of this policy, a related party is:

•	an executive officer or director of CDI or any of such person’s immediate family members;
•	a shareholder owning more than 5% of CDI’s stock; or
•	an entity which is owned or controlled by one of the above parties or an entity in which one of the above parties has a substantial ownership interest or control.

Under the new policy, the company may not enter into a transaction with a related party unless:

•

the Governance and Nominating Committee has reviewed the transaction, determined it to be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, and recommended its approval to the Board of Directors; and

•	the transaction is subsequently approved by the disinterested members of the Board of Directors.

Transactions available to all employees generally and transactions related to an executive officer’s employment with CDI or a director’s performance of services as a director of CDI (such as payment of salary, bonus, director fees, equity compensation, travel expenses and similar payments) are not subject to these review and approval procedures.

Process for Nominating Directors

As provided in its charter, the Governance and Nominating Committee is responsible for identifying qualified Board candidates and recommending their nomination for election to the Board as well as for recommending the slate of nominees for election to the Board at each annual meeting of shareholders. The charter of the Governance and Nominating Committee is posted on CDI’s website at www.cdicorp.com. The Board has concluded that all of the members of the Governance and Nominating Committee meet the standards for independence established by the NYSE.

When the Board wishes to add a new director, the Governance and Nominating Committee does an analysis of the skills and experience of the current directors in order to identify the particular additional skills and experience that would be desirable in a new director so as to complement and enhance the existing Board. To be considered for Board membership, a candidate must, in the Committee’s judgment, possess sound judgment and superior intelligence, exhibit the highest levels of personal character and integrity and have demonstrated significant ability in his or her professional field. Other factors considered include the candidate’s available time to devote to CDI Board matters and whether the individual meets the existing independence requirements.

Prospective candidates typically are recommended by existing Board members. The Governance and Nominating Committee will also consider prospective candidates recommended by CDI’s shareholders. Shareholders wishing to recommend prospective candidates for nomination to the Board of Directors should submit to the Secretary of the company the name, a statement of qualifications and the written consent of the prospective candidate. Recommendations may be submitted at any time and will be brought to the attention of the Governance and Nominating Committee. The address to which such recommendations should be sent is:

Governance and Nominating Committee

Attention: General Counsel and Secretary

CDI Corp.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

The Committee has not in the past retained or paid any third party to assist in identifying and evaluating prospective candidates for non-employee director positions.

Once a prospective candidate is identified, the Governance and Nominating Committee does an initial review of his or her background and credentials. If the proposed candidate passes the initial review, the candidate is invited to meet with one or two Committee members. Then, if the candidate impresses the Committee, arrangements are made for the candidate to meet with all members of the Board, typically in informal settings. While the Committee makes recommendations for director nominations, the Board is responsible for final approval. The Committee’s process for evaluating candidates is the same regardless of whether a candidate is recommended by Board members, shareholders or others.

In determining whether to recommend a current director for re-election, the Committee considers, in addition to the basic qualifications for a new director which are described above, the director’s past attendance at and participation in meetings and his or her overall contributions to the activities of the Board.

Communicating with CDI’s Board of Directors

Shareholders of CDI and any other interested parties who wish to communicate with the Chairman of the Board or with the non-management directors as a group may do so by writing to:

CDI Corp. Board of Directors

Attn: Non-Management Directors (or Chairman of the Board)

c/o CDI Corp. General Counsel and Secretary

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

All such letters will be forwarded unopened to the Chairman of the Board (if he or she is an independent director, as is presently the case, or to the presiding independent director if the Chairman were not an independent director).

Director Compensation and Stock Ownership Requirements

Each director who is not an employee of CDI or one of its subsidiaries receives a retainer fee of $55,000 per year as compensation for the director’s service on the Board. The Chairman of the Board is paid an additional fee of $60,000 per year, and also receives $40,000 towards the cost of administrative support services to assist in the performance of the Chairman’s duties. For service on committees of the Board, non-employee directors receive an additional $5,000 per year for each committee chaired ($10,000 in the case of the Audit Committee and the Compensation Committee) and $3,000 per year for each committee served on in excess of one. Also, non-employee directors are paid meeting attendance fees of $1,000 for each Board meeting and $750 for each Committee meeting. With respect to the $55,000 retainer fee, directors can elect to be paid in any combination of (a) cash, (b) CDI stock options, or (c) CDI stock on a deferred basis through the Stock Purchase Plan for Management Employees and Non-Employee Directors (referred to in this Proxy Statement as the Stock Purchase Plan or the SPP).

If a director elects to receive stock options for all or a portion of the retainer fee, the number of options which the director receives is determined using a Black-Scholes valuation methodology.

If a director elects to receive stock through the SPP for all or a portion of the retainer fee, the director will receive units that correspond to a right to receive one share of CDI stock upon completion of the applicable vesting period (from three to ten years, as selected by the director). The number of units is calculated by dividing the amount of the retainer fee which the director chooses to defer by the market value of CDI stock at the beginning of the fee year. A fee year is the twelve-month period for which a director is paid and runs from one annual meeting of shareholders to the next. Under the SPP, the company makes a matching contribution of one SPP unit for every three SPP units acquired by the director.

No consulting fees were paid in 2006 to any of CDI’s directors.

Under a 1978 supplemental pension agreement with Walter Garrison, CDI pays him a pension of $35,000 per year for fifteen years following his retirement (which began in 1997). If Mr. Garrison dies prior to receiving all such payments, his beneficiaries will receive the remaining payments in a lump sum.

The following table shows the 2006 compensation for our non-employee directors.

Director Compensation Table for 2006

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Michael J. Emmi	83,250	18,088	0	0	0	0		101,338
Walter R. Garrison	132,225	4,875	0	0	0	35,000	(4)	172,100
Kay Hahn Harrell	75,500	36,549	4,715	0	0	0		116,764
Lawrence C. Karlson	92,000	77,111	0	0	0	0		169,111
Ronald J. Kozich	83,750	35,627	0	0	0	0		119,377
Constantine N. Papadakis	71,000	30,267	0	0	0	0		101,267
Barton J. Winokur	74,500	0	0	0	0	0		74,500

Notes to the Director Compensation Table:

(1)	Fees Earned or Paid in Cash represents a total of the retainer fees, Board Chairman fees, Committee Chairman fees, fees for service on more than one Committee, Board meeting attendance fees and Committee meeting attendance fees paid to the directors for 2006. The following table shows a breakdown of those fees for each non-employee director.

Name	Retainer Fees ($)	Board Chairman Fees ($)	Committee Chairman Fees ($)	Additional Committee Service Fees ($)	Board Meeting Attendance Fees ($)	Committee Meeting Attendance Fees ($)	Total ($)
Michael J. Emmi	55,000	0	10,000	3,000	7,000	8,250	83,250
Walter R. Garrison	55,000	60,000	5,000	3,000	7,000	2,225	132,225
Kay Hahn Harrell	55,000	0	0	0	7,000	13,500	75,500
Lawrence C. Karlson	55,000	0	10,000	3,000	6,000	18,000	92,000
Ronald J. Kozich	55,000	0	0	3,000	7,000	18,750	83,750
Constantine N. Papadakis	55,000	0	0	3,000	7,000	6,000	71,000
Barton J. Winokur	55,000	0	5,000	3,000	7,000	4,500	74,500

Some of the retainer fees which are included in the Fees Earned or Paid in Cash column of the Director Compensation Table for 2006 were, at the election of certain directors, paid in SPP units rather than in cash. The table below shows the portion of each director’s retainer fee that was paid in cash and in SPP units.

Name	Retainer Fees Paid in Cash ($)	Retainer Fees Paid in SPP Units ($)
Michael J. Emmi	42,780	12,220
Walter R. Garrison	55,000	0
Kay Hahn Harrell	28,055	26,945
Lawrence C. Karlson	0	55,000
Ronald J. Kozich	30,000	25,000
Constantine N. Papadakis	23,506	31,494
Barton J. Winokur	55,000	0

The expense recognized by CDI in 2006 in connection with the SPP units received by directors for their service on the Board in 2006 is also reflected in the Stock Awards column of the Director Compensation Table for 2006.

(2)	The Stock Awards column represents the dollar amount recognized or “expensed” in 2006 for financial statement reporting purposes in accordance with FAS 123(R) for SPP units received by the directors in lieu of cash retainer fees in 2006 and in prior years (and the additional units received by the director as a result of the company match), calculated without regard to any estimated forfeitures. Also included in this column is the dollar amount of dividends accrued during 2006 on unvested SPP units (upon vesting, the holder of SPP units receives additional shares of CDI stock having a value equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date). The grant date fair value of the SPP units received by a director in 2006 equals the dollar amount of retainer fees which are paid in the form of SPP units (based on the closing price of CDI stock on the grant date, which was $28.41 per share) and such grant date fair value is expensed over the vesting period of the SPP units. The following table indicates the number of SPP units held by each non-employee director at the end of 2006.

Name	SPP Units as of December 31, 2006
Michael J. Emmi	938
Walter R. Garrison	7,633
Kay Hahn Harrell	3,010
Lawrence C. Karlson	8,242
Ronald J. Kozich	3,746
Constantine N. Papadakis	1,925
Barton J. Winokur	0

For additional information regarding CDI’s accounting treatment of stock-based compensation, refer to Note 8 of the company’s financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC.

(3)	The Option Awards column represents the dollar amount recognized in 2006 for financial statement reporting purposes in accordance with FAS 123(R) for stock options received by a director (Kay Hahn Harrell) in lieu of cash retainer fees in a prior year, calculated without regard to any estimated forfeitures. The total number of outstanding stock options held by Ms. Harrell as of December 31, 2006 was 3,122. For additional information regarding CDI’s accounting treatment of stock-based compensation, refer to Note 8 of the company’s financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC.

(4)	This amount is paid under the 1978 supplemental pension agreement with Walter Garrison which is described above on page 10.

Stock Ownership Requirements for Directors

Under stock ownership requirements established by the Board, each director who has served on the Board for at least four years is required to own at least $100,000 in market value of CDI stock. Any director who does not own this amount of stock by and after the director’s fourth year on the Board would then automatically have up to $30,000 of the director’s retainer fee payable in subsequent years deferred into the SPP until this requirement is met. SPP units are treated as shares owned for purposes of this stock ownership requirement, as are shares owned directly by a director’s spouse and shares held in a trust established by the director for his or her own benefit or for the benefit of members of his or her family. As of December 31, 2006, all of the members of the Board owned at least $100,000 of CDI stock except for Constantine Papadakis, who has not served on the Board for four years and who is therefore not yet subject to the stock ownership requirement.

PRINCIPAL SHAREHOLDERS

As of March 15, 2007, the following persons and entities were known by the company to be beneficial owners of more than 5% of the outstanding shares of CDI stock. The following table shows, as of that date (or such other date as is indicated in the footnotes), the number of shares of CDI stock beneficially owned by those principal shareholders and the percentage which that number represents of the total shares of CDI stock beneficially owned by all holders as of that date. Under SEC rules, any shares which a person has the right to acquire (such as by exercising an option or SAR) within the sixty-day period after March 15, 2007 are considered to be beneficially owned as of March 15, 2007. The total number of shares of CDI stock beneficially owned by all holders as of March 15, 2007 was 20,656,975.

Name and Address of Beneficial Owner	Number of Shares of CDI Stock Beneficially Owned *		Percentage of Total Shares of CDI Stock Beneficially Owned
Lawrence C. Karlson and Barton J. Winokur, as Trustees of certain trusts for the benefit of Walter R. Garrison’s children; and Donald W. Garrison, Lawrence C. Karlson, John C. Strayer and Barton J. Winokur, as Trustees of certain other trusts for the benefit of Walter R. Garrison’s children	4,946,774	(1)	23.9%
c/o Arthur R. G. Solmssen, Jr., Esquire Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104

FMR Corp. Fidelity Management & Research Company Fidelity Management Trust Company 82 Devonshire Street Boston, MA 02109	3,000,529	(2)	14.5%

Van Den Berg Management 805 Las Cimas Parkway, Suite 430 Austin, TX 78746	2,120,065	(3)	10.3%

Walter R. Garrison 800 Manchester Avenue, 3rd Floor Media, PA 19063	1,407,254	(4)	6.8%

Notes	to the Principal Shareholders Table:

*	Except as indicated in the footnotes below, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Each trustee under these trusts has joint voting and investment power with the other trustee(s) with respect to these shares but disclaims any beneficial interest except as a fiduciary. Those trustees who are also directors of CDI own, of record and beneficially, the number of shares of CDI stock shown opposite their names in the table which appears in the following section (entitled “CDI Stock Ownership by Directors and Executive Officers”).

(2)	This number is as of August 31, 2006, and is based on a Schedule 13G filed by the respective shareholders with the SEC.

(3)	This number is as of December 31, 2006, and is based on a Schedule 13G filed by the shareholder with the SEC.

(4)	Does not include the shares held by the various family trusts referred to in this table. See also footnotes (2) and (4) to the following table, in the “CDI Stock Ownership by Directors and Executive Officers” section.

CDI STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as to each person who is a director, director nominee or executive officer named in the Summary Compensation Table which appears later in this Proxy Statement, and as to all directors, director nominees and executive officers of CDI as a group, the number of shares of CDI stock beneficially owned as of March 15, 2007 and the percentage which that number represents of the total shares of CDI stock beneficially owned by all holders as of that date. Under SEC rules, any shares which a person has the right to acquire (such as by exercising an option or SAR) within the sixty-day period after March 15, 2007 are considered to be beneficially owned as of March 15, 2007. The total number of shares of CDI stock beneficially owned by all holders as of March 15, 2007 was 20,656,975.

Name of Individual or Group	Number of Shares of CDI Stock Beneficially Owned **		Percentage of Total Shares of CDI Stock Beneficially Owned
Roger H. Ballou	158,068	(1)	0.8%
Michael J. Emmi	7,001		*
John Fanelli III	51		*
Walter R. Garrison	1,407,254	(2) (3) (4)	6.8%
Kay Hahn Harrell	12,435	(5)	*
Lawrence C. Karlson	73,783	(3) (6)	0.4%
Mark A. Kerschner	8,926	(7)	*
Ronald J. Kozich	3,487	(8)	*
Constantine N. Papadakis	0	(9)	*
Joseph R. Seiders	63,673	(10)	0.3%
Cecilia J. Venglarik	68,736	(11)	0.3%
Barton J. Winokur	204,717	(3) (4) (12)	1.0%
All directors, director nominees and executive officers as a group (12 persons)	2,008,131	(13)	9.7%

*	Less than 0.1%

**	Except as indicated in the footnotes below, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Includes 25,100 shares held by his wife, 12,834 shares of restricted stock which are subject to vesting and 80,666 shares which Mr. Ballou has the right to acquire through the exercise of stock options.

(2)	Includes 83,710 shares held indirectly. Does not include 32,000 shares held by The Garrison Family Foundation, which is a charitable trust. Mr. Garrison is one of twelve trustees of The Garrison Family Foundation, but disclaims beneficial ownership of the foundation’s shares except as a fiduciary. A total of 645,000 shares owned by Mr. Garrison have been pledged as security for loans made by banks to third parties and for lease obligations of a third party.

(3)	Does not include 4,946,774 shares of CDI stock held in various trusts created by Walter Garrison for the benefit of his children. These shares are referenced above in the Principal Shareholders table under the names of the trustees of the various trusts. Two of the trustees, Lawrence Karlson and Barton Winokur, are directors of CDI and a third trustee, Donald Garrison, is Walter Garrison’s brother. Walter Garrison disclaims beneficial ownership of these shares, as do the trustees except as fiduciaries.

(4)	Does not include 175,000 shares held by The Garrison Foundation, a charitable trust established for the benefit of the Pennsylvania Institute of Technology. Among the five trustees of The Garrison Foundation are Walter Garrison and Barton Winokur, who are directors of CDI. The trustees disclaim beneficial ownership of these shares except as fiduciaries.

(5)	Includes 3,122 shares that Ms. Harrell has the right to acquire through the exercise of options.

(6)	Includes 2,294 SPP units which are scheduled to vest within 60 days. (For a description of the SPP as it applies to directors, see above under “Director Compensation and Stock Ownership Requirements”.)

(7)	Includes 3,113 shares that Mr. Kerschner has the right to acquire through the exercise of SARs.

(8)	Includes 1,043 SPP units which are scheduled to vest within 60 days.

(9)	Does not include 1,925 SPP units which have not yet vested.

(10)	Includes 38,814 shares that Mr. Seiders has the right to acquire through the exercise of stock options and SARs.

(11)	Includes 48,206 shares that Ms. Venglarik has the right to acquire through the exercise of stock options and SARs.

(12)	Does not include 19,000 shares held by a foundation of which Mr. Winokur is the sole trustee. Mr. Winokur has no pecuniary interest in the income or assets of that foundation and disclaims beneficial ownership of those shares except as a fiduciary.

(13)	If the 4,946,774 shares held in the Garrison family trusts referred to in footnote (3) above, the 175,000 shares held by The Garrison Foundation referred to in footnote (4) above, the 32,000 shares held by The Garrison Family Foundation referred to in footnote (2) above and the 19,000 shares held by foundation referred to in footnote (12) were combined with the 2,008,131 shares shown in this table as held by directors, director nominees and executive officers as a group, the total would be 7,180,905 shares or 34.8% of the total number of shares of CDI stock beneficially owned by all holders.

EXECUTIVE COMPENSATION

Identification of the Named Executive Officers (NEOs)

The Board of Directors of CDI annually elects the executive officers of the company, traditionally at the meeting of the Board held on the day of the Annual Meeting of Shareholders. Below are CDI’s executive officers at the end of 2006, along with their business experience over the past five years:

Roger H. Ballou, age 56, has been the President and Chief Executive Officer of CDI since October 2001 and has served as a director of CDI since that time.

Mark A. Kerschner, age 53, became the Executive Vice President of CDI in September 2005 and the company’s Chief Financial Officer in November 2005. Previously, he was (from 2004 to 2005) the Vice President and Assistant Controller of Schering-Plough Corporation (a global company based in Kenilworth, NJ which develops, manufactures and markets prescription and consumer health products). From 2001 to 2004, he served as Chief Financial Officer of Elemica, Inc. (a network created by the global chemical industry to facilitate the purchase and sale of chemicals, headquartered in Wayne, PA).

Cecilia J. Venglarik, age 57, has been CDI’s Senior Vice President, Human Resources since September 2001.

Joseph R. Seiders, age 58, has been the Senior Vice President and General Counsel of CDI since 1987.

One other person was an executive officer of the company during 2006. John Fanelli III, the former Chief Accounting Officer of CDI, left the company in June 2006.

This Proxy Statement contains extensive information regarding the 2006 compensation to Roger Ballou, Mark Kerschner, Cecilia Venglarik, Joseph Seiders and John Fanelli, who are referred to in this Proxy Statement as the “Named Executive Officers” or “NEOs”.

Compensation Discussion and Analysis (CD&A)

CDI’s Executive Compensation Objectives and Philosophy

The core objective of CDI’s compensation program is to motivate executives to deliver increased shareholder value and to reward them for doing so. We measure increases in shareholder value principally through:

1.	the returns realized by CDI’s shareholders over time, which is comprised of increases in the market price of CDI stock and dividends paid on CDI stock; and

2.	CDI’s ability to deliver strong levels of operating profit, generating returns on our assets that exceed the cost of the capital used to produce those profits.

With regard to the first measure of shareholder value, our awards of stock-settled Stock Appreciation Rights (SARs), stock options, Time-Vested Deferred Stock and time-based restricted stock (all of which are described in more detail below) provide executives with an equity interest in CDI, the long-term value of which is largely dependent on the market price of CDI stock. In addition, the stock ownership requirements imposed on our executives, their mandatory participation in the Stock Purchase Plan and their ability to participate in the Executive Stock Purchase Opportunity Program are designed to assure that executives will amass a substantial amount of CDI stock over time, so that each executive’s net worth will be meaningfully affected by changes in the value of CDI stock. This aligns the financial interests of CDI’s executives with the financial interests of CDI’s other shareholders.

With regard to the second measure of shareholder value, the amounts that CDI executives earn under our annual cash incentive compensation program and our awards of Performance-Contingent Deferred Stock and performance-based restricted stock are based mainly on the returns CDI achieves on the assets used in our business. This emphasis on the company’s return on assets focuses attention on how efficiently and effectively management deploys our capital. It motivates management to get the most out of the company’s existing assets and to pursue only those growth opportunities which provide desired returns. We believe that in the long term, superior returns on the assets employed in our business will result in superior returns for shareholders in terms of increases in CDI’s stock price.

Our compensation program is structured so that a major portion of the potential rewards that an executive may receive will be directly related to these measures which impact shareholder value. Our goal is for a large part of an executive’s compensation to be at-risk and be dependent upon CDI’s achievement of increased shareholder value.

We also seek to provide a competitive level of total compensation in order to attract and retain well-qualified executives who can create shareholder value over the long term. Therefore, we target compensation packages that are in the median range of compensation for executives of our peer companies and companies of similar size to us.

These objectives underlie CDI’s compensation program for the company’s entire senior management team, a group that includes the Named Executive Officers and approximately twenty other people. This Compensation Discussion and Analysis will focus, however, on the NEOs. Roger Ballou, the company’s Chief Executive Officer, is the only Named Executive Officer who has an employment agreement that sets forth the terms of his compensation. Mr. Ballou’s original employment agreement was signed in 2001 when he joined CDI. In 2005, he signed a new employment agreement which extended his employment period and which largely continued the same compensation elements that had been agreed upon in his original contract. The basic objectives described above apply to Mr. Ballou’s compensation package, as reflected in his current employment agreement.

Benchmarking and Competitive Compensation

CDI’s compensation program is designed so that when the company achieves its target level of performance, our total cash compensation and our total non-cash (equity) compensation to executives will each approximate the median level (50th percentile) of executive compensation at comparable companies. To determine what comparable companies are paying their executives, the Compensation Committee retains an independent outside compensation consulting firm to do periodic studies. The most recent study was done by HayGroup in late 2005 and presented to the Committee in February 2006. HayGroup reports directly to the Committee and does not do work for management.

The 2005 study examined the proxy statements of a peer group of companies, representing companies in the same business as CDI. Listed below are the sixteen peer group companies that HayGroup looked at, which were the same companies that constituted the peer group index in CDI’s stock performance graph that appeared in our proxy statement last year (with the exception of one company in our proxy statement peer group for which no public compensation data was available).

Butler International Inc.	Korn/Ferry International
CIBER, Inc.	Manpower Inc.
Computer Horizons Corp.	MPS Group, Inc.
Computer Task Group Inc.	Robert Half International Inc.
Heidrick & Struggles International	The Shaw Group Inc.
Jacobs Engineering Group, Inc.	Spherion Corporation
Keane Inc.	Tetra Tech, Inc.
Kelly Services, Inc.	Volt Information Sciences, Inc.

The compensation of CDI’s Chief Executive Officer, Chief Financial Officer and General Counsel were compared to the compensation of officers with those titles as reported in the peer companies’ proxy statements. In addition, the top five positions at CDI (based on total cash compensation) were compared to the top five positions at the peer companies.

The 2005 HayGroup study also compared CDI’s compensation to service companies in HayGroup’s proprietary database that were of comparable size to CDI. We believe it is appropriate to compare our compensation to companies that are outside our peer group because we also compete with other service companies for executive talent. The HayGroup compensation data from service companies of similar size to us generally confirmed the peer company data.

The 2005 study showed CDI’s target cash compensation levels to be approximately at market medians. However, the total cash compensation actually paid by CDI was considerably below market in recent years because our cash incentive compensation payouts have been low in most of the years from 2001 through 2005. This was the result of CDI’s financial performance being below its financial targets in most of those years. The 2005 study also showed that CDI’s equity compensation was well below market median levels, a finding that led the Compensation Committee to increase the equity compensation to executives in 2006.

The Compensation Committee believes that the levels of compensation CDI pays are only likely to exceed a market median level when performance is above target. However, equity compensation is constrained by the company’s policy of limiting overhang (described in more detail later) to benchmarked levels, so that even when our performance substantially exceeds target levels, equity compensation is not expected to substantially exceed target levels. But, through the Stock Purchase Plan and the Executive Stock Purchase Opportunity Program, executives are able to further increase their CDI equity ownership and thereby build value over time if CDI’s market price rises.

In setting compensation levels for the NEOs other than the Chief Executive Officer, in addition to reviewing executive compensation against the benchmark data from the HayGroup study, the Compensation Committee also solicits input from the Chief Executive Officer regarding internal pay equity considerations and his recommendations regarding the compensation levels for those executives who report to him.

The Principal Components of CDI’s Executive Compensation Program

The main elements of compensation received by our executives are salary, cash incentive compensation, equity compensation (consisting of some combination of SARs, stock options, restricted stock, Time-Vested Deferred Stock and Performance-Contingent Deferred Stock), retirement savings benefits, and severance and other post-employ -

ment compensation. In addition, the Stock Purchase Plan and the Executive Stock Purchase Opportunity Program are important components of CDI’s executive compensation program. In designing CDI’s executive compensation program, the Compensation Committee seeks to appropriately balance (a) cash and non-cash compensation, (b) compensation that is fixed and compensation that is contingent on performance, and (c) for contingent compensation, payouts that are based on the company’s short-term performance and payouts based on long-term performance.

Base Salary

Base salary is the fixed element of an executive’s annual cash compensation. We set the salary for each executive based on that person’s position, scope of responsibilities, experience and past performance. We also look at that executive’s salary in comparison to the salaries of other members of the CDI senior management team. While the base salary is not specifically tied to the company’s performance, we believe it is necessary to pay a competitive salary in order to attract and retain well-qualified executives. Therefore, our goal is to pay base salaries which are at roughly the market median level (50th percentile) paid to comparable executives at comparable companies. Based on the most recent benchmarking, we believe that our base salaries for executives are in the range of the market median.

The base salaries of the NEOs for 2006 are set forth in the Summary Compensation Table on page 31. Effective October 1, 2006, the CEO’s salary increased from a rate of $605,000 per year to a rate of $625,000 per year, as required under his employment agreement. When Mr. Ballou entered into his current employment agreement in 2005, the Compensation Committee believed his salary to be below the market median level for CEOs. Therefore, his employment agreement provided for a series of annual salary increases in order to bring his salary closer to the market level over time. There were no increases in base salary for the other Named Executive Officers (besides the CEO) in 2006 because we believe their existing salaries to be generally competitive.

Annual Cash Incentive Compensation Program

In addition to a base salary, the NEOs participate in an annual incentive compensation program under which they can earn additional cash compensation depending on the company’s financial performance during the year and on their achievement of individual performance objectives. The incentive compensation program is designed mainly to reward short-term (one year) business results, in contrast to the stock-based awards whose value is tied to sustained (long-term) financial results and stock price appreciation.

Under our incentive compensation program, a target payout is established for each executive based on a percentage of his or her base salary. The target payout is the amount that the executive would earn for 100% achievement of the incentive compensation criteria. In determining the percentage of an executive’s base salary that can be earned under the incentive compensation program, we generally set higher percentages for people at higher levels in the organization and for positions which have a greater impact on the company’s financial results. Such people have a greater percentage of their total cash compensation at risk and also are given greater potential rewards under the incentive compensation program. Consistent with these principles, our CEO has the highest target payout percentage among the NEOs, followed by our CFO. We want those executives who have the greatest impact on CDI’s financial performance to have the tightest alignment with shareholders.

Our cash incentive compensation program has two components, each of which is determined separately. The first component, which accounts for 70% of each executive’s incentive compensation opportunity, is based on CDI’s return on net assets (RONA). The second component, which accounts for 30% of each executive’s incentive compensation opportunity, is based on the achievement of certain business objectives that are tailored to each executive (those objectives are referred to in our compensation program as MBOs, which is an abbreviation for Management by Objectives). The RONA-based portion of the incentive compensation gets the heavier weighting because we believe that RONA has the most influence on increasing shareholder value.

RONA-Based Portion of Annual Cash Incentive Compensation

RONA measures the effectiveness with which the company manages its assets. For purposes of this program for 2006, CDI defined RONA as the company’s operating profit (before interest income and income taxes) for the year divided by the company’s average amount of net assets (total assets minus total liabilities) during the year. In calculating the net assets, certain non-operating assets and liabilities (specifically, cash, goodwill and income tax assets and liabilities) are excluded because we want our executives to concentrate on the efficient use of the operating assets in CDI’s business. CDI uses RONA as a basis for incentive compensation in order to drive optimum use by management of all operating assets, including the collection of accounts receivable (which is CDI’s single biggest operating asset). By basing payouts on RONA, CDI rewards executives for profitable growth, rather than just for revenue gains. It also encourages executives to maintain tight controls on costs.

To earn the target level of RONA-based incentive compensation, the company must hit the target level of RONA set forth in CDI’s operating plan, which is reviewed each year by the Finance Committee and approved by the Board of Directors. The specific target for a given year depends on a number of factors, including where CDI is in its business cycle and the size and strength of the pipeline of business with which CDI enters the year. However, a key principle in setting the target is that any investments made in CDI’s business and any additional assets used by the company must generate returns that exceed the cost of capital. We believe that if CDI achieves its target levels of RONA, shareholder value will increase over the long term. For executives to earn payouts approaching the maximum levels, CDI would need to achieve RONA levels that significantly surpass the cost of capital on all assets used in the company’s business.

Our targets are intended to be realistic and achievable. However, they are set high enough that exceeding them by any meaningful amount would require performance substantially exceeding expectations. We believe that if financial targets are not attainable, the compensation program will lose the motivational effect it was designed to achieve and payouts will lag behind competitive market levels. We recognize that our incentive compensation targets were not met in a number of years prior to 2006. In those years, CDI was in a restructuring mode and in a volatile economic environment, and this resulted in targets that the company did not ultimately achieve. This was compounded by financial control difficulties in 2004 and 2005 that led to unexpected charges. The fact that little or no incentive compensation was earned in years when the company’s financial performance was significantly below target demonstrates that our incentive compensation program works as designed, providing an at-risk element that is tied to CDI’s performance.

Under our incentive compensation program, a payout scale is established for RONA levels above and below the target, providing for a threshold level of performance (below which no cash incentive compensation would be earned) and a cap (the maximum level of performance, above which no additional incentive compensation could be earned). The threshold is typically about 75% of the target level and the cap is typically about 120% of the target level. The payout scales are designed to be highly leveraged. There is a significant fall-off in compensation for performance which is below target, with a significant ramp-up in compensation for performance which exceeds the target. If performance reaches the maximum level, executives can earn 200% of the target payout. The intent of our compensation program is that executives will only receive incentive compensation that is substantially above market levels if the company achieves RONA levels that are significantly above expectations.

The following table provides key information about the payout levels for CDI’s incentive compensation program in 2006.

Payout Level	RONA	% of RONA Target	Payout as a % of Target Payout
Threshold level	17.9%	76.4%	0%
Target level	23.4%	100.0%	100%
Maximum level	27.4%	116.9%	200%

The actual RONA achieved by CDI for 2006 was 21.15%, which represented 90.4% of the target level. Under the payout scale, this resulted in a payout of 65.3% of the target amount for the RONA-based portion of incentive compensation. The fact that 90.4% achievement resulted in a 65.3% payout illustrates the leverage built into our incentive compensation program.

Late in 2006, the Compensation Committee approved certain adjustments to the RONA target for the 2006 incentive compensation program. The principal adjustments were:

1.	To provide credit for the reversal of a previous year’s restructuring charge and for the receipt of a research and development tax credit, which together increased CDI’s net income by approximately $1.2 million ($1.9 million on a pre-tax basis). The Committee agreed that the incentive compensation calculation should take into account management’s efforts in expanding business to make use of empty office space (which was the basis of the reversal of the restructuring charge) and in pursuing the research and development tax credit, which would not have otherwise changed the operating profit line.

2.	To use the actual equity compensation expense incurred by CDI in 2006 rather than the budgeted amount. The budgeted amount proved to be too low, in part because after the budget was prepared the Compensation Committee decided to increase the levels of equity compensation (as described below). This adjustment lowered the target operating profit by approximately $600,000.

Having taken these adjustments into consideration in late 2006, the Compensation Committee has made some changes to the incentive compensation program for 2007. With regard to the first adjustment, the Committee has decided to use net income rather than operating profit as the basis for measuring CDI’s RONA for purposes of the 2007 program. Income tax expenses and credits would be taken into account at the net income level, whereas they do not affect operating income, which was used in the 2006 program. With regard to the second adjustment, the Compensation Committee intends in future years to adjust the target to reflect CDI’s actual equity compensation expense rather than a budgeted amount.

MBO-Based Portion of Annual Cash Incentive Compensation

MBOs were a new component of CDI’s incentive compensation program for executives in 2006. We believe that there are certain critical strategic objectives that each executive should be responsible for achieving in a given year. The MBOs for each executive are established around the time that the company’s annual operating plan is finalized and are designed to align with the annual operating plan and the company’s long-term strategic plan. The MBOs often reflect longer-term objectives that may not have a significant effect on the company’s RONA for that year (and in fact could have a short-term negative impact on RONA). However, the MBOs are expected to promote future shareholder value.

Payouts for the achievement of MBOs are on a straight line basis (so that, for example, in the case of 80% MBO achievement, the executive would receive an 80% payout of the MBO-based portion of the total incentive compensation). Payouts with respect to the MBO-based portion of the incentive compensation program are capped at 100% (equal to 30% of the total target payout). This differs from the RONA-based portion of the program, where executives have the potential to earn more than 100% of the target amount.

The 2006 MBOs for our CEO were for CDI to meet its financial plan (which included targets for key metrics such as revenue, direct margin, operating income and RONA), to improve the company’s system of financial controls, advance its strategic plan, develop new higher-margin revenue sources, and ensure progress on talent development. These objectives were designed to focus the CEO on what the Compensation Committee agreed should be his top priorities. The Committee makes an overall evaluation of the CEO’s achievement of his MBOs after the end of the year (there are no pre-set percentages assigned to each objective). The Compensation Committee determined that Roger Ballou had achieved 84% of his 2006 MBOs. The principal reason that the CEO fell short of 100% achievement of his MBOs was that the company did not hit 100% of its financial plan targets.

The following table shows examples of the 2006 MBOs for the other Named Executive Officers and the officers’ percentage achievement of their 2006 MBOs:

Name of Executive	Position	Example of 2006 MBOs	% Achievement of All 2006 MBOs
Mark Kerschner	Executive Vice President and Chief Financial Officer	Strengthen CDI’s financial controls	75%
Cecilia Venglarik	Senior Vice President, Human Resources	Increase CDI’s use of a formal employee review and feedback process that ties bonus payments to areas which impact business results and holds employees accountable for their performance	80%
Joseph Seiders	Senior Vice President and General Counsel	Develop and implement a new compliance program	80%

Committee Discretion in the Incentive Compensation Program

Under our incentive compensation program, the Compensation Committee can increase or decrease the amounts derived from achievement of the performance goals. The Committee believes that this discretion is important in order to (a) take into account unexpected events that may occur after the incentive compensation criteria are set which could otherwise result in payouts that are too high or too low under the circumstances, (b) recognize unique or special accomplishments by executives during a given year, (c) take into consideration market changes in executive compensation, and (d) otherwise carry out the broad objectives of the compensation program.

Consistent with the above, the Compensation Committee decided to award the company’s CFO an additional discretionary bonus of $40,000 for 2006. This was mainly in recognition of Mr. Kerschner’s efforts and leadership during the year which resulted in CDI having no material weakness in internal control over financial reporting as of the end of the year (the company having remediated the material weakness that existed at the end of 2005). The Committee also used its discretion in early 2006 with regard to the incentive compensation awards for 2005. While the company failed to meet the threshold level of financial performance in 2005 in order for executives to qualify for incentive compensation, the Committee decided to award modest discretionary bonuses to most of the executives. The principal reasons for this decision were that (a) CDI’s financial results had substantially improved in 2005 even though they fell short of the target, and (b) no incentive compensation was paid to the executives for 2004 and only very small payouts were made for 2003, and the Committee was concerned about the retention of its executives and that the total compensation being paid was no longer competitive.

Snapshot of the 2006 Incentive Compensation Program and Payouts

Information regarding the 2006 target and actual cash incentive compensation awards for each of the Named Executive Officers is shown in the table below.

Name	Target Payout as a % of Salary	Target Award ($)	Maximum Award ($)		Payout Range as a % of Salary		Actual Cash Award ($)		Actual Award as a % of Salary
Roger Ballou	75%	457,500	732,000	(1)	0-120	% (1)	325,000		53.3%
Mark Kerschner	50%	155,000	263,500		0-85%		145,671	(2)	47.0%
Cecilia Venglarik	45%	114,750	195,075		0-77%		79,952		31.4%
Joseph Seiders	30%	85,200	144,840		0-51%		59,363		20.9%
John Fanelli	30%	63,000	107,100		0-51%		0	(3)	0	% (3)

(1)	Under his employment agreement, Mr. Ballou’s total maximum incentive compensation is 120% of his salary. This provision was carried over from his original employment agreement.

(2)	Includes a $40,000 discretionary award to Mr. Kerschner.

(3)	Mr. Fanelli, who left CDI in June 2006, did not receive an incentive compensation payout for 2006.

Equity Compensation

Equity compensation and equity ownership ensure that CDI’s executives have a substantial and continuing stake in the long term success of the company and align the financial interests of executives with those of CDI’s shareholders. Each year, typically in March, CDI grants equity awards to its NEOs. CDI currently grants executives a package of stock and stock-based instruments under the shareholder-approved 2004 Omnibus Stock Plan (the “Omnibus Plan”). This package consists of (a) stock-settled Stock Appreciation Rights (SARs) or stock options, (b) Time-Vested Deferred Stock (TVDS) or time-based restricted stock, and (c) Performance-Contingent Deferred Stock (PCDS) or performance-based restricted stock. Prior to the implementation of the Omnibus Plan beginning with our 2005 equity awards, CDI’s equity compensation awards had consisted primarily of stock options and occasional grants of restricted stock.

We now generally award SARs rather than stock options in our compensation program because SARs provide economically equivalent value to the holders but are easier to exercise. SARs eliminate the need for holders to raise cash to pay an option exercise price or do a cashless exercise transaction. No brokerage arrangements are necessary with SARs. We also use SARs instead of options to lessen the dilution of our outstanding shares. The company’s SARs were designed to be settled in stock (rather than being paid out in cash) in order to further promote CDI stock ownership by the company’s executives.

PCDS, which vests only if CDI meets a financial test, was incorporated into our standard executive compensation package because it directly ties equity awards to company performance. TVDS, which generally vests over a five-year period, was specifically designed to promote employee retention. Another reason that Deferred Stock (both TVDS and PCDS) was chosen to be a component of the equity compensation to CDI’s executives (rather than just stock options) is that fewer shares of Deferred Stock need to be awarded, as compared to stock options, to provide the same economic value to a recipient, thereby reducing the company’s share dilution. In addition, Deferred Stock assists executives in meeting their stock ownership requirements, which are described below. The Compensation Committee believes that CDI’s standard package of SARs, TVDS and PCDS provides the executives and the company with a good mixture of rewards and risks.

In determining the total amount of equity awards to make each year, the Compensation Committee considers CDI’s stock overhang and the potential dilutive impact of the equity compensation program on the current outstanding shares. In order to compare CDI with guidelines published by outside executive compensation evaluation firms, the Committee has defined overhang as the sum of the outstanding equity awards (stock options, SARs and Deferred Stock) and the shares reserved for future equity awards under the Omnibus Plan, as a percentage of the sum of the total outstanding shares of CDI stock, the outstanding equity awards and the shares reserved for future equity awards. The Committee’s overhang target is in the 12-13% range, in order to stay within the guidelines described above. Over the past few years, CDI’s overhang has been within or slightly below that target range. In determining the overall pool of equity awards to grant each year, the Committee also considers the number of shares which are still available for grant under the Omnibus Plan and the financial expense to be incurred by the company in connection with the awards.

The size of each executive’s equity awards is based on a number of factors. Our goal is to provide executives with total equity compensation that approximates the market median levels shown in the compensation studies done by the consulting firm retained by the Committee. The Committee also examines the allocation of awards among the various members of the senior management team, to ensure that higher-level managers and people who have the greatest impact on CDI’s financial results receive proportionally larger equity awards. In addition, we generally seek to make greater equity awards to persons who have higher stock ownership requirements, to assist them in meeting those requirements.

CDI’s starting point for determining the size of each executive’s annual awards is to set a target dollar value for each person. Then, using a Black-Scholes model, we determine the number of stock options the executive would need to receive in order to obtain that dollar value. This number of options is then split into the following three components, which are designed to have roughly equal dollar values:

•	SARs (with a ratio of one SAR for each option share);
•	TVDS (with a ratio of one share of TVDS for every four option shares); and
•	PCDS (with a ratio of one share of PCDS for every two option shares).

Essentially, we split the option equivalent number into three pieces, and convert the option equivalent number into the respective awards based on the above ratios. In determining the relative valuations of the three components, we looked at market data and industry practices. The ratios reflect the fact that the chances of earning PCDS are less certain than earning TVDS and that SARs are more risky than TVDS because SARs only have value if (and to the extent) the company’s share price rises above the exercise price.

For 2006, the Compensation Committee decided to increase the equity awards to executives in recognition of the finding in the 2005 HayGroup study that the equity awarded to CDI’s executives in recent years has not been fully competitive. The Committee’s goal is to pay approximately market median levels of equity compensation, with the possibility of greater rewards for superior performance. For 2006, the option equivalent numbers for the Named Executive Officers were:

Mark Kerschner	16,700 option equivalents
Cecilia Venglarik	11,350 option equivalents
Joseph Seiders	11,350 option equivalents
John Fanelli	3,336 option equivalents

The equity awards to Roger Ballou for 2006 were based entirely on his employment agreement and are described below. The specific equity awards made to each Named Executive Officer in 2006 are set forth in the Grants of Plan-Based Awards Table on page 33.

Because SARs, stock options, restricted stock and Deferred Stock typically vest over a period of years, contingent upon the recipient’s continued employment, our equity compensation program also provides a retention incentive for executives to remain with the company, in order for them to realize the full potential value of the equity awards.

In the case of stock-like instruments such as restricted stock and Deferred Stock, upon vesting the holder receives additional shares with a value equal to the accumulated cash dividends paid on CDI stock during the vesting period. This allows the executives to achieve returns consistent with those of CDI’s shareholders provided that the executives satisfy the vesting requirements.

SARs and Stock Options

SARs and stock options tie the economic interests of executives with those of shareholders since SARs and options will only deliver actual value to the executives if (and to the extent) the market price of CDI stock increases after the grant date. Our SARs and stock options typically have a seven-year term, which rewards executives for long-term growth. In addition, SARs and options are intended to help retain executives because they cannot be exercised until they vest, with vesting occurring over a five-year period.

Roger Ballou is granted options (while the other executives are granted SARs) for historical reasons. Mr. Ballou’s original employment agreement provided for him to receive stock options, which was the principal equity instrument used by CDI for executive compensation purposes at that time. While the company generally switched from granting options to granting SARs in 2005, Mr. Ballou’s new employment agreement signed in 2005 continued the use of options. Options and SARs provide comparable economic incentives and there was no desire on the part of the company or Mr. Ballou to change the basic framework of the CEO’s compensation package when his employment period was extended.

The CEO’s current employment agreement provides for awards of up to 50,000 options in 2006 and up to 30,000 options in 2007. In determining how many options Mr. Ballou could receive, the Committee took into account (when it negotiated the new employment agreement in 2005) market data as well as the substantial number of unexercised in-the-money stock options (200,000) which Mr. Ballou already held as a result of the original option grant he received when he joined CDI. The options which Mr. Ballou could receive in 2006 and 2007 have a short vesting period (all options vest by September 30, 2008), to coincide with the expiration of his employment agreement.

The determination of how many of the possible 30,000 stock options Mr. Ballou would receive in connection with his 2006 performance was based 50% on the company achieving its financial plan and 50% on achieving his MBOs for that year. The fact that the criteria for earning stock options consist of criteria which also apply to his earning incentive compensation shows that the Compensation Committee was focused on the CEO’s achievement of a select few objectives. The Committee ultimately decided in 2007 that Mr. Ballou should receive 25,000 out of a possible 30,000 stock options with respect to 2006 performance. A key reason that the CEO fell short of receiving the maximum number of stock options was that the company did not hit 100% of its financial plan targets.

Time-Vested Deferred Stock (TVDS) and Time-Based Restricted Stock

TVDS and time-based restricted stock are both earned by an executive (and therefore become unrestricted CDI common stock) over a vesting period, during which time the executive must remain with CDI. This serves as a retention device for the company. Also, both TVDS and time-based restricted stock provide an executive with value that is based on the long-term market price of CDI stock. Of the three typical components of CDI’s equity compensation program (SARs, TVDS and PCDS), TVDS provides the greatest likelihood that an executive will build a meaningful ownership interest in the company.

Under our current equity compensation program, we generally award Deferred Stock, which is similar to what some companies call restricted stock units. Unlike restricted stock, the use of Deferred Stock avoids the need for the company to issue share certificates until the shares vest. Roger Ballou is awarded time-based restricted stock pursuant to his current employment agreement, which represents a continuation of the type of equity awards he received under his original agreement. Mr. Ballou’s current agreement provides for him to receive 5,000 time-based restricted shares in each of 2006, 2007 and 2008. In determining how many shares of restricted stock to grant when negotiating the current employment agreement, the Committee took into account market data as well as the substantial number of restricted shares (40,000) that were awarded to Mr. Ballou under his original employment agreement. Mr. Ballou’s shares of restricted stock have a short vesting period (all of them vest by September 30, 2008), to coincide with the expiration of his employment agreement.

Performance-Contingent Deferred Stock (PCDS) and Performance-Based Restricted Stock

PCDS provides incentive compensation that is designed to be earned only if an objective financial performance measure has been met by CDI in a given year. Our PCDS embodies a concept which is sometimes referred to as Economic Value Added (EVA), which measures the creation (or loss) of shareholder value. For the 2006 awards of PCDS to our executives, a payout depended upon the achievement by the company of levels of RONA (defined the same as for incentive compensation purposes) for the year where the returns exceeded a hurdle rate. (This differs from the RONA-based portion of the incentive compensation program, where payouts are based on achieving targeted levels of RONA approved by the Finance Committee.) In order for any shares of PCDS to be earned, the company’s RONA for the year must exceed the hurdle rate. The hurdle rate, which is set at the beginning of each year and approved by the Finance Committee, is determined using a capital allocation model that takes into account CDI’s debt/equity structure, the risk-free returns in the market and the volatility of CDI stock.

The payout of PCDS is dependent upon CDI delivering positive EVA, which means that shareholder value was created. We want to provide CDI’s executives with a strong incentive to accomplish this. Under our compensation program, if our EVA isn’t positive for a given year, no shares of PCDS would be earned. The RONA threshold for any PCDS to vest for 2006 was 21.2%. When the company reaches positive EVA, 20% of the PCDS shares would be earned. The maximum number of shares of PCDS (100%) would be earned if the company hit its long-term strategic goal of achieving a 20% pre-tax return on assets (including goodwill), which translates into a RONA (excluding goodwill) of 27.4%. A sliding payout scale was established for levels of RONA that fall between the threshold level and the maximum level. Under this scale, if the target level of RONA was achieved for incentive compensation purposes, only 40% of the shares of PCDS would have been earned for 2006. This indicates that performance well above target is necessary for the executives to earn all of their PCDS. Because CDI’s actual RONA for 2006 was below the threshold to earn any PCDS, the executives received no payouts of PCDS last year.

In early 2006, the Compensation Committee decided to increase the PCDS vesting period, which is the period between the time that PCDS shares are earned and the time that CDI stock is received. The executive must remain with the company during the vesting period in order to receive CDI stock. In 2005, the PCDS had a one-year vesting period. For the 2006 awards of PCDS, there was a two-year vesting period, with half of any PCDS that was earned vesting in the year following the performance period and the remaining half vesting in the second year after the performance period. This change was made in order to strengthen the retention objective of the PCDS.

Under his employment agreement, Roger Ballou could be awarded up to 5,000 shares of performance-based restricted stock in connection with his 2006 performance, depending on CDI’s achievement of its financial plan. The importance which the Compensation Committee placed on meeting CDI’s financial targets is illustrated by the fact that this objective was a basis for the CEO to earn stock options, incentive compensation and restricted stock in 2006. In March 2007, the Compensation Committee decided that Mr. Ballou would receive 4,500 performance-based restricted shares with respect to 2006 performance. The reason that the CEO fell short of receiving the maximum number of shares was that the company did not hit 100% of its financial plan targets.

Personal Benefits and Perquisites (Perks)

CDI’s basic philosophy is that executives should receive only a very limited amount of perks in comparison to their total compensation. However, we believe that some perks are part of a competitive executive compensation package and are necessary and appropriate in order to attract and retain highly competent executives. At least once a year, the Compensation Committee reviews executives’ benefits and perks as part of its review of tally sheets. However, since the benefits and perks represent a relatively insignificant portion of the Named Executive Officers’ overall compensation, they do not materially influence the Committee’s decision in setting such officers’ total compensation.

One perk currently received by the company’s CEO represents a departure from our usual practice. In that case, a car had been used by an operating unit head under a lease paid for by CDI. When that person left the company with nearly two years remaining in the lease term, the Compensation Committee agreed that Mr. Ballou could use the vehicle for the remainder of the lease. Early termination of the lease would have resulted in a substantial penalty charge to the company.

Retirement Benefits and our Deferred Compensation Plan

The company’s compensation philosophy with respect to retirement benefits is to have a basic tax-qualified retirement savings plan in place – a 401(k) plan – which is available to all employees, and to provide a modest company match to encourage participation. As CDI’s financial performance improves, our goal is to enrich that basic plan as we can afford to do so. Consistent with this goal, the $500 per employee contribution to our 401(k) plan has been increased to $1,000 for 2007. CDI also maintains a tax-qualified Retirement Plan, but no contributions have been made to that plan in recent years and future contributions are not currently anticipated. The company has decided to focus on the 401(k) plan as the primary retirement savings vehicle for employees, to provide employees with a more portable program and one in which they have greater control over investment decisions.

Federal tax rules impose a limit on employee contributions to a 401(k) plan (that limit was $15,000 in 2006, though participants over the age of 50 can contribute more) and, due to Internal Revenue Service (IRS) nondiscrimination testing required of such plans, a lower limit typically applies to highly-compensated employees such as the Named Executive Officers. For this reason, CDI established a Deferred Compensation Plan for its highly-compensated employees beginning in 2005. This is a voluntary program under which CDI does not make any contributions. It allows executives who are constrained from contributing large amounts to their 401(k) plan account by IRS rules to save for retirement in a tax-effective way at minimal cost to the company. Additional information regarding the Deferred Compensation Plan can be found on pages 37-38 in connection with the Non-Qualified Deferred Compensation Table for 2006. By offering this plan, CDI provides executives with greater flexibility in structuring the timing of receipt of their compensation. We believe that our Deferred Compensation Plan is an important retention and recruitment tool for CDI.

Severance and Post-Employment Compensation

We seek to provide a generally competitive severance benefit to all of our senior management personnel. The company has adopted a severance policy which, in recognition of senior managers’ past service to CDI, is intended to assist them in transition from employment by CDI when that employment is terminated by the company without cause. Under the CDI severance policy, the severance payout periods are longer (and therefore the total payments are generally greater) for the highest level managers such as our executive officers, since we believe that it usually takes longer for those people to find a new job. All of our current executive officers are eligible for up to one year of salary continuation if their employment with CDI terminates for reasons other than cause, resignation, retirement, death or disability. If the executive finds new employment in less than a year, the salary continuation pay -

ments cease at the time that the new employment begins. In order to receive the benefits of this program, executives must sign a release and waiver of claims against CDI and agree not to compete with CDI or solicit its employees during the severance period. Additional details regarding the post-termination benefits that our executives can receive can be found in the section “Potential Payments upon Termination of Employment or Change-in-Control” beginning on page 38.

Roger Ballou’s severance arrangement is governed by his employment agreement. His basic salary continuation period of up to one year is consistent with that which applies to other top executives under CDI’s severance policy, but Mr. Ballou would be entitled to receive salary continuation payments (and some other benefits) in certain additional circumstances, including following a change in control of the company. However, the provision relating to a change in control contains a “double trigger” so that just the occurrence of a change in control would not result in a payout. Another event, such as the termination of Mr. Ballou’s employment by the company without cause or Mr. Ballou’s resignation following a change in his position or duties or a change in the geographic location of his office, must also take place. The use of a double trigger is consistent with the basic purpose of providing post-employment compensation, which is to provide an executive with a guaranteed level of financial protection upon the actual loss of employment. A description of this change-in-control provision and an estimate of the potential benefits to Mr. Ballou can be found starting on page 39. The Compensation Committee believes that these severance and change-in-control arrangements are an important part of overall compensation for our CEO because they help to secure the continued employment and dedication of the company’s CEO, notwithstanding any concern that he might have regarding his own employment status prior to or following a potential major transaction or change-in-control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their CEOs.

Other Important Programs, Policies and Factors Affecting Executive Compensation

Stock Purchase Plan (SPP)

Under the SPP, 25% of the cash incentive compensation earned by a Named Executive Officer is automatically deferred and converted into SPP units (based on the market price of CDI stock on the date that the incentive compensation is earned). The executive can elect to defer and convert up to an additional 25% of his or her incentive compensation into SPP units. CDI makes a matching contribution of one unit for every three units acquired by the executive on a voluntary basis. Upon vesting, the executive receives one share of CDI stock for each SPP unit. The vesting period is selected by the executive, but must be at least three years and cannot be longer than ten years.

The SPP promotes stock ownership by executives, which aligns the interests of the executives with the interests of CDI’s shareholders. Since the value of the SPP units is based on CDI’s share price, this program provides executives with additional incentives to increase CDI’s market value over time. The company match feature encourages the executive to voluntarily participate in the SPP to a greater degree than is required.

Upon vesting, the executive receives additional shares of CDI stock having a value equal to the accumulated dividends paid by CDI on its stock during the vesting period, which serves to put the executive in the same position as CDI’s shareholders in terms of the total returns on their investment in CDI. The SPP also assists executives in reaching their share ownership requirements, which are described below. In addition, the SPP provides a retention incentive, particularly with regard to the company match. For instance, under the SPP, if the executive resigns before the company match units have vested, they are forfeited.

Stock Ownership Requirements

CDI adopted stock ownership requirements in 2003 to advance the objective of linking the interests of the company’s senior management team with those of its shareholders. By establishing significant minimum levels of CDI stock ownership, we seek to ensure that executives will have a substantial ongoing equity stake in the company. As a result, executives have a strong personal incentive to make decisions that will improve the value of CDI stock over time. Decisions which may provide a short-term boost to the company’s stock price but which may have a longer-term negative impact, will adversely impact the executive’s personal net worth.

Under our stock ownership policy, the amount of stock required to be owned generally increases with the person’s position, level of responsibility and compensation. At the end of a five-year phase-in period, the CEO must own CDI stock with a value at least equal to four times his base salary, and the other current executive officers must own stock with a value at least equal to two times their base salary. The following shares count towards meeting the stock ownership requirements: (1) shares registered in the name of the executive, the executive’s spouse or a trust for the benefit of the executive’s spouse or family, (2) restricted stock, (3) SPP units, and (4) CDI shares held in the company’s 401(k) plan or an IRA maintained by the executive. Until the minimum ownership levels have been achieved, executives are required to retain 75% of the shares of CDI stock they obtain from SARs or option exercises, vesting of Deferred Stock or restricted stock and other sources (after payment of any exercise price and taxes).

In late 2006, the company amended the program to provide that if an executive fails to reach his or her target level of stock ownership by the fifth year (as required), half of the executive’s future cash incentive compensation payments will be deferred into the SPP (with no company match) until the ownership requirement is met. In addition to meeting the fifth year ownership requirement, new executives (hired beginning in 2006) will be subject to a 50% ownership requirement after three years and if that isn’t met, half of their cash incentive compensation will be deferred into SPP with no match until the 50% ownership requirement is met. The company believes that these stock ownership requirements are important and that there needs to be consequences for failure to achieve the required levels and that the consequences must be tough enough to promote compliance with the guidelines.

The Compensation Committee monitors the progress of the executives in achieving their required stock ownership levels. The Committee most recently looked at this in February 2007. At that time, Roger Ballou, Cecilia Venglarik and Joseph Seiders had already surpassed or had nearly met their stock ownership targets for February 2008 (the end of their five-year phase-in period). Mark Kerschner, who is the most recently hired executive officer (in September 2005), is currently on track to meet his required stock ownership level at the three-year and five-year measuring points.

Executive Stock Purchase Opportunity Program

The Executive Stock Purchase Opportunity Program is designed to offer executives an incentive to make a personal financial investment in the future success of CDI, in order to further tie their interests to the company’s shareholders. The Executive Stock Purchase Opportunity Program was formally adopted by the Compensation Committee in 2006, but the same basic opportunity had previously been afforded to the current CEO and CFO when they joined the company. This program extended the opportunity to other executives (including Cecilia Venglarik and Joseph Seiders) and select members of senior management. The Named Executive Officers covered by this program have stock ownership requirements of at least two times their base salary, and this program assists eligible participants in meeting those requirements.

Under this program, for each share of CDI stock that the executive purchases within a specified 20-day period, the company grants 0.4 shares of TVDS, which vest at the rate of 20% per year over five years so long as all of the underlying purchased shares are retained by the executive. The TVDS is forfeited if the executive resigns or is termi -

nated for cause prior to vesting. Executives at higher levels and with greater impact on the company’s financial performance are eligible to purchase more shares under this program.

Timing and Pricing of Equity Awards

In 2006 and prior years, equity awards to executives were generally made once a year, on the third business day after the release of CDI’s annual earnings, which is typically in late February or early March. While the approval of the equity awards may have been made by the Compensation Committee a few weeks earlier, the award date (and the determination of the exercise price of any options and SARs) was delayed until CDI’s earnings information (which constitutes material non-public information) became public. The exercise price of the options and SARs equals the closing market price of CDI stock on the award date. We schedule the grants of our annual equity awards to take place shortly after the release of our annual earnings so that CDI’s stock price at the time of the awards can reasonably be expected to fairly represent the market’s collective view of our then-current results and prospects.

Between the times of the annual grants, equity awards are sometimes made in the event of a significant new hire or a significant promotion. For high-level managers who report directly to the CEO, the awards are typically recommended by the CEO and approved by the Chairman of the Compensation Committee, with notice given to the other members of the Committee. For lower-level managers, the CEO has been delegated authority by the Compensation Committee to approve awards that adhere to the Committee’s guidelines and are consistent with past practice in their size and type. For new hires, the award date is the recipient’s first day of employment. In the case of significant promotions, the award date is on or around the time of the recipient’s promotion. However, an award date may not be earlier than the date on which the grant was approved. In all cases, the exercise price of any SARs or options which are awarded is the closing price of CDI stock on the date of the award. The dates that these interim awards are made are not affected by the timing of the company’s release of material non-public information.

These practices were formalized in the adoption by the Compensation Committee of a written policy on March 1, 2007. However, the new policy provides that for CDI’s annual awards, the award date must coincide with the date that the awards are approved by the Committee, and that the Committee will meet to approve the annual awards on the third business day following the issuance of the company’s earnings release for the previous year (or, if the Committee is unable to meet on that day, then as soon thereafter as possible). In the new policy, the Committee formalized its previous practice that all awards made by the Committee must occur only at meetings of the Committee (including telephonic meetings), and may not occur through action by written consent. CDI’s 2007 annual awards were made in accordance with this new policy.

CDI’s practices regarding the timing and pricing of equity awards are the same for executives as they are for awards made to other employees. Our policies and procedures applicable to the timing of equity awards are designed to provide assurance that grant timing is not being manipulated to result in a price that is more favorable to employees.

Impact of Tax Deductibility Limitations on Compensation Design and Decisions

The Compensation Committee evaluates the impact of Section 162(m) of the Internal Revenue Code, which limits the deductibility by the company of certain compensation in excess of $1 million per year that is paid to each Named Executive Officer. The Section 162(m) regulations provide an exemption for “qualified performance-based compensation”. Over the years, the Committee has sought to ensure that CDI’s equity compensation plans satisfy the requirements for a “performance-based” plan under the Section 162(m) regulations so that any compensation to executive officers under those plans would be exempt from the deductibility limitation. Consistent with these efforts to preserve the deductibility of executive compensation, the Omnibus Plan as well as Roger Ballou’s incentive compensation arrangements were submitted to, and approved by, the shareholders of CDI. Such shareholder approval was necessary in order to satisfy the “performance-based” exemption. The cash incentive compensation, stock options and performance-based restricted stock which our CEO may receive under his 2005 employment agreement are structured to satisfy the “performance-based” exemption under Section 162(m).

The loss of deductibility has not generally been an issue for CDI. Section 162(m) has come into play only one year and for only one executive — in 2002 for Roger Ballou, when the expenses of his relocation to Philadelphia and the costs associated with the sale and purchase of his residence pushed his total compensation slightly over the $1 million level.

Over the years, the Compensation Committee has sought to structure executive compensation arrangements so as to be entirely deductible. However, the Committee believes that, in some circumstances, factors other than tax deductibility may be more important in determining the forms and levels of executive compensation which are most appropriate and in the best interests of CDI and its shareholders. So, while in the past the Committee has not generally approved executive compensation which would be expected to exceed the deductibility limitation, the Committee reserves the flexibility to do so in the future when appropriate.

Use of Tally Sheets

Starting in 2005, the Compensation Committee has reviewed tally sheets prepared for each executive officer of CDI. The tally sheets are designed to show the total compensation (broken down into each element of compensation) which has been paid to each executive and the compensation which would be paid to the executive following termination of his or her employment under various scenarios. Committee members believe that tally sheets provide a comprehensive picture of an executive’s total compensation, give the Committee a better understanding of how each component of an executive’s compensation package fits together and provide a context for making pay decisions. The Committee expects to continue the practice of reviewing tally sheets in the future.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CDI’s management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

Michael J. Emmi, Chairman

Ronald J. Kozich

Constantine N. Papadakis

Summary Compensation Table for 2006

The following table provides certain information regarding the compensation for services to CDI and its subsidiaries for 2006 which was earned by each person who was serving as an executive officer of CDI at the end of 2006, as well as one additional person (John Fanelli) who was an executive officer during a portion of 2006 and would have otherwise been included in the table but for the fact that he was not serving as an executive officer of CDI at the end of the year.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)		All Other Compensation ($) (8)	Total ($)
Roger H. Ballou, President and Chief Executive Officer	2006	610,000	(1)	0		154,822	76,104	325,000	(1) (3)	41,130	1,207,056
Mark A. Kerschner, Executive Vice President and Chief Financial Officer	2006	310,000		40,000	(2) (3)	33,514	26,083	105,671	(3)	11,855	527,123
Cecilia J. Venglarik, Senior Vice President, Human Resources	2006	255,000	(1)	0		27,887	68,473	79,952	(1) (3)	500	431,812
Joseph R. Seiders, Senior Vice President and General Counsel	2006	284,000	(1)	0		17,583	60,023	59,363	(1) (3)	500	421,469
John Fanelli III, Former Chief Accounting Officer	2006	105,000		0		1,720	15,032	0	(7)	56,749	178,501

Notes	to the Summary Compensation Table:

(1)	Mr. Ballou, Ms. Venglarik and Mr. Seiders each deferred a portion of their Salary and Non-Equity Incentive Plan Compensation which are shown in this table to the company’s Deferred Compensation Plan. Those contributions are reflected in the Executive Contributions in Last FY column of the Nonqualified Deferred Compensation Table for 2006.

(2)	This was a discretionary bonus awarded to Mr. Kerschner by the Compensation Committee, as described in the CD&A on page 21.

(3)	Under the SPP, 25% of the Non-Equity Incentive Plan Compensation earned by each of the NEOs and 25% of the Bonus earned by Mr. Kerschner were paid in the form of Stock Purchase Plan (SPP) units rather than in cash. Also, Ms. Venglarik and Mr. Seiders each voluntarily deferred an additional 25% of their Non-Equity Incentive Plan Compensation into SPP units. However, since such amounts were not deferred until the Non-Equity Incentive Plan Compensation would otherwise have been paid in 2007, the deferred amounts do not appear in the Grants of Plan-Based Awards Table for 2006. See page 27 for more information regarding the SPP. The amounts reported in this column include the value of the SPP units as of the date of deferral.

(4)

The Stock Awards column represents the dollar amount recognized or “expensed” in 2006 for financial statement reporting purposes in accordance with FAS 123(R) for TVDS, restricted stock and SPP units received by the NEOs in 2006 and in prior years. Also included is the expense associated with additional SPP units received by NEOs as a result of the company match and the dollar amount of dividends accrued during 2006 on unvested SPP units and shares of TVDS and restricted stock. (Upon vesting, the holders of SPP units and TVDS receive additional shares of CDI stock having a value equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date. Upon vesting, the holders of restricted stock receive cash equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date.) For additional information regarding CDI’s accounting treatment of stock-based compensation, refer to Note 8 of the company’s financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC.

The amounts in this column reflect the company’s accounting expense for these awards (calculated without regard to any estimated forfeitures), and do not correspond to the actual value that will be realized by the executives. See the CD&A for more information about CDI’s various stock awards.

(5)	The Option Awards column represents the dollar amount recognized in 2006 for financial statement reporting purposes in accordance with FAS 123(R) for SARs and stock options received by the NEOs in 2006 and in prior years. For additional information regarding CDI’s accounting treatment of stock-based compensation, refer to Note 8 of the company’s financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. The amounts in this column reflect the company’s accounting expense for these awards (calculated without regard to any estimated forfeitures), and do not correspond to the actual value that will be realized by the executives. See the CD&A for more information about CDI’s stock options and SARs.

(6)	The amounts of Non-Equity Incentive Plan Compensation reported in this column were earned by the NEOs based on 2006 performance and paid (in cash and SPP units) in March 2007.

(7)	Mr. Fanelli, who left CDI in June 2006, did not receive a Non-Equity Incentive Compensation payout for 2006.

(8)	All Other Compensation consists of: (a) company contributions to CDI’s 401(k) plan, (b) personal benefits and perquisites (perks) received by the NEO unless the total amount of the personal benefits and perquisites to an NEO is less than $10,000, and (c) payments to John Fanelli following his departure from CDI (those payments are described in more detail below in the section regarding “Potential Payments upon Termination of Employment or Change-in-Control”).

The table below shows the breakdown of All Other Compensation to each Named Executive Officer for 2006.

Name	401(k) Plan ($)	Perks ($)	Payments following termination of employment
Roger Ballou	500	40,630	—
Mark Kerschner	500	11,355	—
Cecilia Venglarik	500	—	—
Joseph Seiders	500	—	—
John Fanelli	—	—	56,749

The personal benefits and perquisites to Mr. Ballou consist of the use of a car leased by the company (plus insurance and maintenance expenses associated with the car), the travel costs for his spouse when accompanying him on certain business trips, the use of sports tickets paid for by CDI, the use of a parking space in the office building where CDI’s executive offices are located, a club membership, a cell phone allowance, his spouse’s attendance at an annual Board of Directors dinner, and the use of a company computer in his home. The personal benefits and perquisites to Mr. Kerschner consist of the use of a company apartment near CDI’s headquarters during the first five months of 2006 in connection with his move to Philadelphia and a cell phone allowance. Personal benefits and perquisites are valued on the basis of the aggregate incremental cost to the company.

Grants of Plan-Based Awards Table for 2006

The following table provides information about equity and non-equity awards granted to our Named Executive Officers in 2006.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)		All Other Option Awards: Number of Securities Underlying Options (#) (5)		Exercise or Base Price of Option Awards ($/Sh) (6)		Grant Date Fair Value of Stock and Option Awards ($) (7)
Name	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roger H. Ballou	4/19/06	4/19/06	154,039	457,500	732,000
SPP	3/16/06	3/09/06							224						6,227
Stock options	3/20/06	3/03/06				1	25,000	50,000					28.78	(8)	167,790	(8)
Time-based Restricted stock	3/20/06	3/03/06							5,000						138,900
Mark A. Kerschner	4/19/06	4/19/06	52,189	155,000	263,500
PCDS	3/09/06	3/09/06				556	1,113	2,783
TVDS	3/09/06	3/09/06							1,392						36,972
SARs	3/09/06	3/09/06									5,567		26.56		50,660
Cecilia J. Venglarik	4/19/06	4/19/06	38,635	114,750	195,075
PCDS	3/09/06	3/09/06				378	757	1,892
TVDS	3/09/06	3/09/06							946						25,126
SARs	3/09/06	3/09/06									3,783		26.56		34,425
SPP	3/16/06	3/09/06							314						8,729
TVDS (9)	5/02/06	3/09/06							4,000						114,040
Joseph R. Seiders	4/19/06	4/19/06	28,686	85,200	144,840
PCDS	3/09/06	3/09/06				378	757	1892
TVDS	3/09/06	3/09/06							946						25,126
SARs	3/09/06	3/09/06									3,783		26.56		34,425
SPP	3/16/06	3/09/06							314						8,729
TVDS (9)	6/13/06	3/09/06							2,029						57,786
John Fanelli III	4/19/06	4/19/06	21,212	63,000	107,100
PCDS	3/09/06	3/09/06				111	222	556
TVDS	3/09/06	3/09/06							278	(10)					7,384
SARs	3/09/06	3/09/06									1,112	(10)	26.56		10,119

Notes to the Grants of Plan-Based Awards Table:

(1)	This column sets forth the date that the award was approved by the Compensation Committee or the Board, as the case may be.

(2)	These columns show the possible payouts under the CDI’s Non-Equity Incentive Plan for 2006, at the threshold level of performance, at the target level of performance and at the level of performance that would result in the maximum payout. To determine the threshold level, we used the threshold that applies to the RONA-based portion of the Non-Equity Incentive Plan and assumed that nothing was earned under the MBO-based portion of the Non-Equity Incentive Plan. The actual amounts earned by the NEOs are set forth in the Summary Compensation Table under the column for Non-Equity Incentive Plan Compensation. For additional information about CDI’s Non-Equity Incentive Plan, see pages 18-22 of the CD&A. Under the SPP, a portion of Non-Equity Incentive Plan Compensation earned by NEOs must be paid in SPP units, which are reflected in the Stock Awards column when the Non-Equity Incentive Plan Compensation is paid.

(3)	For all NEOs except for Mr. Ballou: These columns show the number of shares of PCDS which the NEOs could earn for 2006, at the threshold level of performance, at a target level of performance and at the level of performance that would result in the maximum payout. While the PCDS for 2006 did not explicitly include a target level of performance, for purposes of this table the target level is the number of shares of PCDS which would be earned if CDI achieved its target level of RONA under the Non-Equity Incentive Compensation Plan for 2006. However, CDI did not achieve the threshold level of performance required to earn any shares of PCDS for 2006. For additional information about PCDS, see page 25 of the CD&A.

For Mr. Ballou: These columns show the number of stock options which Mr. Ballou could have earned in 2006. The threshold level represents the fewest number of options he could have earned, the maximum level represents the highest number of options he could have earned and the target level represents the midpoint between the fewest and highest numbers of options he could have earned. Mr. Ballou ultimately earned 17,000 stock options in 2006. For additional information about Mr. Ballou’s performance-based stock options, see page 24 of the CD&A.

(4)	All Other Stock Awards consist of shares of TVDS, time-based restricted stock (for Mr. Ballou) and SPP units received by the NEOs in 2006. In the cases of Ms. Venglarik and Mr. Seiders, the shares of TVDS awarded in 2006 include matching shares they received (on 5/2/06 and 6/13/06, respectively) as a result of their purchases of CDI stock under the Executive Stock Purchase Opportunity Program. Under the SPP, a portion of the Non-Equity Incentive Plan Compensation earned by the NEOs is paid in SPP units, which are included in this column. The SPP units reflected in this column include additional units which an executive may receive in connection with the company match. For more information about TVDS and the SPP, see page 24 and 27 of the CD&A.

(5)	All Other Option Awards consist of SARs and stock options received by the NEOs in 2006. For more information about SARs and stock options, see page 24 of the CD&A.

(6)	The exercise price of all SARs and stock options granted in 2006 is the closing price of CDI stock on the date of grant.

(7)	The Grant Date Fair Value of Stock and Option Awards was computed in accordance with FAS 123(R). For SARs and stock options, the fair value is calculated using a Black Scholes valuation (which was $9.10 for the SARs and $9.87 for the stock options granted to the NEOs in 2006). For TVDS, time-based restricted stock and SPP units, fair value is calculated using the closing price of CDI stock on the date of grant. Generally, the grant date fair value is the amount that the company would expense in its financial statements over the award’s vesting period. For additional information regarding CDI’s valuation assumptions, see Note 8 of the company’s financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. The amounts in this column reflect the company’s accounting for these awards, and do not correspond to the actual value that will be realized by the executives.

(8)	Mr. Ballou was ultimately granted 17,000 stock options on March 20, 2006 in connection with this Equity Incentive Plan Award. The exercise price of those options was $28.78 per share (which equals the closing price of CDI stock on March 20, 2006) and the grant date fair value of those stock options was $167,790.

(9)	These shares of TVDS were awarded to Ms. Venglarik and Mr. Seiders in connection with their purchase of CDI stock under the Executive Stock Purchase Opportunity Program (which is described on page 28 of the CD&A).

(10)	The Stock Awards (shares of TVDS) and the Option Awards (SARs) granted to Mr. Fanelli in 2006 were forfeited or terminated after he left the company in June 2006.

Outstanding Equity Awards at 2006 Fiscal Year-End Table

The following table provides information on the holdings by NEOs as of December 31, 2006 of unexercised stock options and SARs and of unvested TVDS, restricted stock and SPP units. Each equity grant is shown separately for each NEO.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Name	Exercisable	Unexercisable
Roger H. Ballou	150,000	50,000	(2)		16.05	10/01/11	215	(3)	5,354
	5,666	11,334	(4)		27.78	12/31/10	225	(5)	5,603
							3,334	(6)	83,017

Mark A. Kerschner	2,000	8,000	(7)		27.80	9/06/12	2,000	(8)	49,800
		5,567	(9)		26.56	3/09/13	1,600	(10)	39,840
							1,392	(11)	34,661
										556	(19)	13,844	(19)

Cecilia J. Venglarik	766				46.50	2/26/08	127	(3)	3,162
	2,600				22.56	2/25/09	314	(5)	7,819
	5,150				21.56	2/25/10	4,000	(12)	99,600
	6,500				14.23	2/24/11	567	(13)	14,118
	10,900				16.90	9/12/11	946	(11)	23,555
	5,120	1,280	(14)		21.75	2/26/09				378	(19)	9,412	(19)
	6,000	4,000	(15)		23.24	2/25/10
	4,000	6,000	(16)		28.80	3/02/11
	566	2,268	(17)		20.72	3/04/12
		3,783	(9)		26.56	3/09/13

Joseph R. Seiders	1,324				46.50	2/26/08	108	(3)	2,689
	4,000				22.56	2/25/09	314	(5)	7,819
	5,200				21.56	2/25/10	567	(13)	14,118
	6,000				14.23	2/24/11	946	(11)	23,555
	5,120	1,280	(14)		21.75	2/26/09	2,029	(18)	50,522
	6,000	4,000	(15)		23.24	2/25/10				378	(19)	9,412	(19)
	4,000	6,000	(16)		28.80	3/02/11
	566	2,268	(17)		20.72	3/04/12
		3,783	(9)		26.65	3/09/13

John Fanelli III (20)

Notes to the Outstanding Equity Awards at 2006 Fiscal Year-End Table:

(1)	The market value of the stock awards is based on the closing price of CDI stock as of the end of 2006, which was $24.90 per share.

(2)	These options will vest upon the earlier of (a) the first date that the market price of CDI stock has closed at $35 or higher for any 60 days over a continuous six-month period or (b) September 30, 2008.

(3)	These SPP units vested on 3/11/07.

(4)	50% of these options will vest on each of 9/30/07 and 9/30/08.

(5)	These SPP units will vest on 3/16/09.

(6)	50% of these shares of restricted stock will vest on each of 9/30/07 and 9/30/08.

(7)	25% of these SARs will vest on September 6 of each of 2007, 2008, 2009 and 2010.

(8)	25% of these shares of TVDS will vest on September 6 of each of 2007, 2008, 2009 and 2010.

(9)	20% of these SARs will vest on March 9 of each of 2007, 2008, 2009, 2010 and 2011.

(10)	25% of these shares of TVDS will vest on November 10 of each of 2007, 2008, 2009 and 2010.

(11)	20% of these shares of TVDS will vest on March 9 of each of 2007, 2008, 2009, 2010 and 2011.

(12)	20% of these shares of TVDS will vest on May 2 of each of 2007, 2008, 2009, 2010 and 2011.

(13)	25% of these shares of TVDS will vest on March 4 of each of 2007, 2008, 2009 and 2010.

(14)	These options vested on 2/25/07.

(15)	50% of these options vested on 2/24/07 and 50% will vest on 2/24/08.

(16)	One-third of these options vest on March 1 of 2007, 2008 and 2009.

(17)	25% of these SARs vest on March 4 of each of 2007, 2008, 2009 and 2010.

(18)	20% of these shares of TVDS will vest on June 13 of each of 2007, 2008, 2009, 2010 and 2011.

(19)	These represent shares of PCDS which were granted in March 2006. However, none of these shares has (or will be) earned because the threshold level of performance in 2006 was not achieved.

(20)	All options, SARs and stock awards previously held by Mr. Fanelli, who left CDI in June 2006, were terminated or forfeited prior to the end of 2006.

Option Exercises and Stock Vested Table for 2006

The following table provides information regarding the vesting of TVDS, restricted stock and SPP units in 2006 on an aggregate basis for each of the NEOs. None of the NEOs exercised any stock options or SARs during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)		Value Realized on Vesting ($)
Roger H. Ballou	0	0	7,552		188,893
Mark A. Kerschner	0	0	917	(2)	20,486	(3)
Cecilia J. Venglarik	0	0	3,769	(2)	98,879	(3)
Joseph R. Seiders	0	0	3,263	(2)	85,607	(3)
John Fanelli III	0	0	84	(2)	2,214	(3)

Notes to the Option Exercises and Stock Vested Table:

(1)	Included among the shares acquired are additional shares of CDI stock which holders of TVDS and SPP units receive upon vesting as a result of dividends. The additional shares have a value (based on the market price of CDI on the date of vesting) equal to the total dividends which had been paid on CDI stock between the date that the TVDS and SPP units were acquired and the date that the TVDS and SPP units vested.

(2)	The number of shares of CDI stock shown as having been acquired on vesting of TVDS and SPP units has not been reduced to reflect the shares which were withheld to satisfy the income tax obligations of the NEO. Therefore, as indicated in the following table, the actual number of shares acquired by the NEO was lower than the number shown.

Name	Actual Number of Shares Acquired on Vesting of Stock Awards (#)	Value Realized Based on Actual Number of Shares Acquired on Vesting of Stock Awards ($)
Mark A. Kerschner	617	13,784
Cecilia J. Venglarik	3,712	97,377
Joseph R. Seiders	2,338	61,337
John Fanelli III	51	1,344

(3)	The values shown in this column as having been realized on vesting of TVDS and SPP units do not reflect the withholding of shares that was done to satisfy the income tax obligations of the NEOs. Therefore, as indicated in the table in footnote (2) above, the actual values realized by the NEOs on an after-tax basis are lower than the amounts shown in this column.

Nonqualified Deferred Compensation Table for 2006

The Named Executive Officers may participate in CDI’s nonqualified Deferred Compensation Plan. This is a voluntary program under which CDI does not make any contributions. The Plan allows any CDI employee who is constrained from contributing the maximum permissible amount to his or her 401(k) plan account by IRS rules applicable to highly-compensated employees to save additional money for retirement. Prior to the start of a year, participants can elect to defer a percentage (in 5% increments, up to 40%) of their salary and non-equity incentive compensation for that year.

Bookkeeping accounts are maintained under the Deferred Compensation Plan for each participant to reflect the amount of salary, bonus and non-equity incentive compensation deferred by the participant and all earnings and losses on those deferred amounts. Earnings and losses depend on the financial performance of the investments chosen by the employee. Employees can allocate their Plan balances among various investment funds selected by the committee which administers the Plan. Participants are allowed to change their investment allocation as often as once a month, but at least fifteen days must elapse between changes.

Distributions from the Deferred Compensation Plan are made only upon the first of the following events to occur: the death of the participant, the disability of the participant, the termination of the participant’s employment with CDI, unforeseeable emergency (a severe financial hardship that results from injury, illness or casualty loss that cannot be remedied by other sources), a change in control of CDI, or a date specified by the participant at the time of the deferral election. In all cases except severe financial hardship and termination of employment due to retirement (following age 65), the participant’s account will be distributed in a cash lump sum. In the case of retirement, the participant may receive installment payouts over up to ten years. In the case of severe financial hardship, distributions must be in amounts of at least $1,000 and a participant can only receive two distributions per calendar year and must wait at least ninety days between distributions.

The following table provides information regarding the Named Executive Officers’ contributions, earnings, distributions and year-end balances under CDI’s Deferred Compensation Plan for 2006.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Roger H. Ballou	62,336	0	8,796	0	97,932
Mark A. Kerschner	0	0	0	0	0
Cecilia J. Venglarik	29,408	0	14,839	0	137,891
Joseph R. Seiders	32,048	0	9,212	0	85,598
John Fanelli III	0	0	0	0	0

Notes to the Nonqualified Deferred Compensation Table:

(1)	All of the amounts in this column were elective deferrals of a portion of the Salary and Non-Equity Incentive Compensation Plan awards paid to the executives in 2006. The portion of an executive’s salary which was deferred into the Deferred Compensation Plan is also included in the 2006 Summary Compensation Table under the Salary column. The portion of an executive’s Non-Equity Incentive Plan Compensation which was deferred into the Deferred Compensation Plan is also included in the 2006 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

Potential Payments upon Termination of Employment or Change in Control

This section describes certain programs, plans and agreements that provide for the payment of benefits to the NEOs at, following or in connection with a termination or separation from employment or a change in control of the company.

Executive Severance Program

CDI’s Executive Severance Program, which was approved by the Compensation Committee, provides severance and other related benefits to senior management employees who have met a one-year service requirement. Each of the NEOs is eligible to receive benefits under this program (and John Fanelli, who left CDI in June 2006, did receive benefits under this program). However, if an executive would be entitled to severance benefits under his or her employment agreement that are greater than those contained in the severance program, the agreement provisions would govern. Roger Ballou is the only Named Executive Officer who currently has an employment agreement providing for severance benefits and in his case, his employment agreement governs rather than the Executive Severance Program.

Under the Executive Severance Program, executives are entitled to receive continuing payments of bi-weekly amounts equal to the base salary they were receiving before their termination for up to twelve months (up to six months, in the case of John Fanelli) following their termination unless they resign or are terminated for cause. The company also pays up to $15,000 in outplacement services. In addition, each executive (unless he or she resigns or is terminated for cause) has up to two months following termination of employment in which to exercise any stock options or SARs that vested prior to termination of employment. During the twelve-month severance period (or six-month period, in the case of Mr. Fanelli), if the executive elects to continue paying premiums under CDI’s group medical insurance plan pursuant to the plan’s continuation coverage provisions, CDI would continue to pay the same portion of the executive’s medical insurance premiums as it was previously paying. The severance payments and the company contributions towards medical insurance cease when the departed executive secures another job. In return for receiving these severance payments, the executive must agree to (a) release the company from claims, and (b) not compete with CDI or solicit its employees during the severance period.

Employment Agreement with Roger Ballou

The company’s current employment agreement with Roger Ballou, CDI’s Chief Executive Officer, was signed in August 2005 and extended his employment term until September 30, 2008. Under that agreement, if Mr. Ballou’s employment is terminated (a) by the company other than for cause or (b) by Mr. Ballou if he is assigned duties that are demeaning or materially inconsistent with the position of CEO, if his place of employment is moved outside the Philadelphia area or if, following a change in control of the company, his title changes or CDI’s principal offices are moved by more than fifty miles (any of these events in (b) are referred to in Mr. Ballou’s employment agreement as “Good Reason”), then the company will continue to pay his base salary until the expiration of a “severance period”, provided that Mr. Ballou signs a release and waiver of all claims against CDI. That “severance period” is the lesser of his remaining employment term or one year. During his severance period, if Mr. Ballou elects to continue paying premiums under CDI’s group medical insurance plan pursuant to the plan’s continuation coverage provisions, the company would continue to pay the same portion of his medical insurance premiums as it was previously paying.

If within one year following a change in control, Mr. Ballou’s employment is terminated by the company for any reason other than cause, or if he terminates his employment for Good Reason, then, in addition to any other benefits, including pursuant to option agreements and employee benefit plans, to which he may be entitled following a change in control, Mr. Ballou will be entitled to, in lieu of the payments described in the immediately preceding paragraph, the maximum amount of additional cash compensation that can be paid to him without the imposition on such payments of any excise tax under section 4999 of the Internal Revenue Code or any loss of deduction by CDI under section 280G of the Internal Revenue Code. This additional amount of cash compensation will generally be equal to the difference between 2.99 times Mr. Ballou’s five-year average compensation reported on his annual IRS Form W-2 minus the value of the other benefits to which he may be entitled following a change in control.

Also, if (a) the company terminates Mr. Ballou’s employment without cause, (b) Mr. Ballou resigns for Good Reason, or (c) there is a change in control of the company, then the vesting of all of his shares of restricted stock and his stock options which would ordinarily vest within the following year would be accelerated by one year.

With respect to Mr. Ballou’s annual non-equity incentive compensation, his employment agreement requires that he be employed by CDI when the payment is made (which occurs within two weeks following the delivery of the company’s audited financial statements for the year) except (a) if his employment was terminated by the company without cause or by Mr. Ballou for Good Reason or (b) the termination is the result of the expiration of his employment agreement in September 2008.

Deferred Compensation Plan

Roger Ballou, Cecilia Venglarik and Joseph Seiders participate in CDI’s nonqualified Deferred Compensation Plan, which is a voluntary savings program under which CDI does not make any contributions. The Deferred Compensation Plan is described in more detail on page 37 in the section entitled “Nonqualified Deferred Compensation Table for 2006”. Among the events which trigger distributions from the Plan are the death, disability or retirement of the participant, the termination of the participant’s employment with CDI, and a change in control of CDI. Following each of those events, the participant’s account will be distributed in a lump sum cash payment (except that in the case of retirement, the participant may receive installment payouts over up to ten years).

Excess Benefit Plan

CDI’s Excess Benefit Plan is an unfunded, non-qualified plan for those employees for whom employer contributions and forfeitures under the company’s qualified Retirement Plan would otherwise exceed the annual statutory maximum. Under this Plan, that excess amount is credited to an account for the employee. Each year, the accounts are credited with the same appreciation (or depreciation) which is experienced by CDI’s Retirement Plan for the year. Amounts for contributions haven’t been credited to the Excess Benefit Plan in recent years because no contributions have been made to the Retirement Plan. Upon termination of employment, CDI makes a lump sum cash payment to the participant in an amount equal to the participant’s account in the Excess Benefit Plan. Cecilia Venglarik and Joseph Seiders are the only NEOs who have a balance in the Excess Benefit Plan.

2004 Buyback Program for Unused Time-Off

In 2004, CDI changed its policy regarding the ability of employees to carry over unused paid time-off from year to year. After 2004, the company generally prohibited such carry-overs. In transitioning to the new policy, the company offered all employees who had accumulated more than 40 unused paid time-off days the option to (a) use their remaining time-off days before the end of 2004, (b) defer payment for the unused days until termination of their employment (with the payment based on their salary in effect as of September 30, 2004), or (c) receive, shortly after the end of 2004, cash equal to 50% of the value of the unused days. Of the NEOs, Cecilia Venglarik, Joseph Seiders and John Fanelli selected option (b), Roger Ballou selected option (c) and Mr. Kerschner was not employed by CDI in 2004 and so was not a participant in this buyback program.

Accelerated Vesting of Equity Awards

SARs. Under CDI’s standard form of SARs agreement, if the holder’s employment with the company terminates as a result of death, disability or retirement, any then-unvested SARs will vest as of the date of such event. Mark Kerschner, Cecilia Venglarik and Joseph Seiders each hold SARs that are subject to this provision.

Stock Options. Under CDI’s standard form of stock option agreement, if the holder’s employment with the company terminates as a result of death, disability or retirement, any then-unvested stock options will vest as of the date of such event. Ms. Venglarik and Mr. Seiders each hold stock options that are subject to this provision.

Time-Vested Deferred Stock. For 2005 awards of TVDS, if the holder’s employment with CDI terminates as a result of death, disability or retirement, any then-unvested shares of TVDS will vest as of the date of such event. For 2006 awards of TVDS, if the holder’s employment with CDI terminates as a result of death, disability or retirement, the shares which are scheduled to vest at the next succeeding anniversary of the grant date will vest as of the date of such event, and any other shares of TVDS which have not vested as of the date of such event will be forfeited. Mr. Kerschner, Ms. Venglarik and Mr. Seiders each hold shares of TVDS that are subject to this provision.

Stock Purchase Plan (SPP) Units. Under the SPP, if a participant’s employment with CDI terminates before the vesting period applicable to any SPP unit has elapsed, the following rules apply:

•

If the termination occurs less than three years after the SPP units are credited to the participant’s SPP account and is by the company for cause or as a result of the participant’s resignation (except for retirement), the participant will receive, in cash and not in stock, the lesser of the amounts withheld from the participant’s incentive compensation or the then market price of CDI stock equivalent to the number of SPP units in the participant’s account. Any SPP units received in connection with the company match are forfeited.

•

If the termination occurs for any reason more than three years after the SPP units are credited to the participant’s SPP account, then the unvested SPP units will immediately vest and the participant will receive a number of shares of CDI stock equal to the number of SPP units.

•

If the termination occurs at any time due to the participant’s retirement or disability or for any reason other than cause or the participant’s resignation, then the unvested SPP units will immediately vest and the participant will receive a number of shares of CDI stock equal to the number of SPP units.

Each of the current NEOs holds SPP units that are subject to these provisions.

Payments and Benefits to John Fanelli upon Termination of his Employment

John Fanelli’s employment was terminated by CDI as of June 30, 2006. Mr. Fanelli signed a release and waiver of claims in favor of CDI. The following table shows the payments made to Mr. Fanelli and other benefits he received in connection with the termination of his employment. Pursuant to the Executive Severance Program, salary continuation payments and certain other benefits ended prior to the end of a six-month period when Mr. Fanelli started another job. Certain benefits which are provided generally to all salaried employees of CDI (such as a payment for accrued but unused time-off) are excluded from this table.

John Fanelli

Type of Payment or Benefit	Amount ($)
Salary continuation	37,961
Cash in lieu of outplacement services	10,000
Payment under 2004 buyback program for unused paid time off	3,000
Basic life insurance	134

Total Termination Benefits	51,095

Potential Payments to the NEOs upon Termination of Employment or Change-in-Control

The following tables set forth the benefits that each NEO (excluding Mr. Fanelli) would receive if his or her termination or separation from employment or a change in control of CDI occurred on December 31, 2006. The actual amounts paid to a NEO can only be determined at the time of the NEO’s separation from the company. Certain benefits which are provided generally to all salaried employees of CDI (such as a payment for accrued but unused time-off) are excluded from this table. Benefits are contingent upon the executive signing a release and waiver of claims in favor of CDI, in a form that is satisfactory to the company.

Roger H. Ballou

Type of Payment or Benefit	Termination by CDI for Cause or Resignation by Executive not for Good Reason ($)	Termination by CDI Not for Cause or Resignation by Executive for Good Reason ($)	Termination Due to Death, Disability or Retirement ($)	Change in Control ($)	Change in Control then Resignation by Executive for Good Reason or Termination by CDI without Cause ($)
Salary continuation	0	625,000	0	0	0
Non-Equity Incentive Plan Compensation	0	325,000	0	0	0
Continuation of medical benefits (company contribution)	0	6,744	0	0	0
Distribution of balance in Deferred Compensation Plan (1)	97,932	97,932	97,932	97,932	97,932
Accelerated vesting of stock options	0	0	0	0	0
Accelerated vesting of restricted stock	0	83,017	0	0	83,017
Accelerated vesting of SPP units	10,956	11,702	11,702	0	11,702
Additional payment up to Section 280G limit (2)	0	0	0	0	1,780,220
Total	108,888	1,149,395	109,634	97,932	1,972,871

Mark A. Kerschner

Type of Payment or Benefit	Resignation or Termination by CDI for Cause ($)	Termination by CDI Not for Cause ($)	Termination Due to Death, Disability or Retirement ($)
Salary continuation	0	310,000	0
Outplacement services	0	15,000	0
Continuation of medical benefits (company contribution)	0	6,744	0
Basic life insurance	0	179	0
Accelerated vesting of SARs	0	0	0
Accelerated vesting of TVDS	0	0	96,562
Accelerated vesting of SPP units	0	0	0
Total	0	331,923	96,562

Cecilia J. Venglarik

Type of Payment or Benefit	Resignation or Termination by CDI for Cause ($)	Termination by CDI Not for Cause ($)	Termination Due to Death, Disability or Retirement ($)	Change in Control ($)
Salary continuation	0	255,000	0	0
Outplacement services	0	15,000	0	0
Continuation of medical benefits (company contribution)	0	4,864	0	0
Basic life insurance	0	179	0	0
Distribution of balance in Deferred Compensation Plan (1)	137,891	137,891	137,891	137,891
Distribution of balance in Excess Benefit Plan	6,103	6,103	6,103	0
Payment under 2004 buyback program for unused paid time off	26,231	26,231	26,231	0
Accelerated vesting of SARs	0	0	9,480	0
Accelerated vesting of stock options	0	0	10,672	0
Accelerated vesting of TVDS	0	0	38,744	0
Accelerated vesting of SPP units	9,414	11,479	11,479	0
Total	179,639	456,747	240,600	137,891

Joseph R. Seiders

Type of Payment or Benefit	Resignation or Termination by CDI for Cause ($)	Termination by CDI Not for Cause ($)	Termination Due to Death, Disability or Retirement ($)	Change in Control ($)
Salary continuation	0	284,000	0	0
Outplacement services	0	15,000	0	0
Continuation of medical benefits (company contribution)	0	4,864	0	0
Basic life insurance	0	179	0	0
Distribution of balance in Deferred Compensation Plan (1)	85,598	85,598	85,598	85,598
Distribution of balance in Excess Benefit Plan	55,920	55,920	55,920	0
Payment under 2004 buyback program for unused paid time off	28,946	28,946	28,946	0
Accelerated vesting of SARs	0	0	9,480	0
Accelerated vesting of stock options	0	0	10,672	0
Accelerated vesting of TVDS	0	0	28,934	0
Accelerated vesting of SPP units	9,014	10,951	10,951	0
Total	179,478	485,458	230,501	85,598

Notes to the Tables for Potential Payments to the NEOs upon Termination of Employment or Change-in-Control:

(1)	The amounts in this row are elective deferrals of a portion of the Salary and Non-Equity Incentive Compensation Plan awards earned by the executive plus investment earnings on those deferrals.

(2)	This is a payment that would be made to Mr. Ballou in an amount equal to the maximum additional cash compensation that can be paid to him without the imposition of any excise tax under Section 4999 of the Internal Revenue Code or the loss of any deduction by the company under Section 280G of the Internal Revenue Code (taking into account in such calculation the accelerated vesting of restricted stock, stock options and SPP units). This payment was calculated as 2.99 times Mr. Ballou’s five-year average compensation reported on his annual IRS Form W-2 minus the value of the other benefits to which he may be entitled following a change in control.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CDI’s directors and executive officers, as well as beneficial owners of more than 10% of the outstanding shares of CDI stock, to file with the SEC initial reports of ownership and reports of changes in ownership of CDI stock. To the company’s knowledge, based on a review of copies of such reports furnished to CDI and on written representations made by such persons, all of CDI’s directors, executive officers and beneficial owners of more than 10% of CDI stock have complied with all Section 16(a) filing requirements with respect to 2006, except that, due to an administrative error on the part of the company, Roger Ballou, Joseph Seiders and Cecilia Venglarik each filed one late report involving the receipt of SPP units.

PROPOSAL TWO

RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITOR

Appointment of Independent Auditor for 2007

The independent public accounting firm of KPMG LLP has been appointed by the Audit Committee to continue to serve as CDI’s independent auditor for the fiscal year ending December 31, 2007, subject to ratification by the shareholders of the company. KPMG has been serving the company in this capacity for many years and the knowl -

edge of CDI’s business which they have gained is valuable. The Audit Committee considers KPMG to be well qualified for this engagement. A representative of KPMG will be present at the shareholders’ meeting and will have the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR Proposal Two. Shares represented by the enclosed Proxy will be voted FOR this proposal unless a contrary choice is specified.

Services and Fees of the Independent Auditor for 2006 and 2005

KPMG LLP served as CDI’s independent auditor for the fiscal years ended December 31, 2006 and December 31, 2005. KPMG’s fees and expenses for services rendered to CDI for the past two fiscal years are set forth in the table below. The Audit Committee pre-approved all of these services.

Type of Fees	2006	2005
Audit Fees (1)	$1,871,933	$1,800,500
Audit-Related Fees (2)	17,000	16,500
Tax Fees (3)	0	37,144
All Other Fees (4)	1,080	1,000

Total Fees	1,890,013	1,855,144

(1)	Audit Fees consist of the aggregate fees and expenses billed in connection with the audit of CDI’s annual financial statements (including activities relating to the evaluation of CDI’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act) and the review of the financial statements included in CDI’s quarterly reports on Form 10-Q.

(2)	Audit-Related Fees consist of the fees billed for audits of the financial statements of CDI’s 401(k) Savings Plan.

(3)	Tax Fees for 2005 relate to tax advice and consulting services.

(4)	All Other Fees consist of a license fee for certain payroll tax compliance software.

Pre-Approval Policy for Auditor Services

The Audit Committee has adopted a policy which requires it to pre-approve the audit and non-audit services performed by CDI’s auditor in order to assure that providing such services will not impair the auditor’s independence.

For audit services, KPMG provides the Audit Committee each fiscal year with an engagement letter outlining the scope of the audit services proposed to be performed in connection with that fiscal year. If agreed to by the Committee, the Committee formally accepts this engagement letter at a scheduled meeting. The independent auditor submits to the Committee an audit services fee proposal after acceptance of the engagement letter. The Committee must approve that fee proposal. In connection with its approval of the fee proposal, the Committee may also pre-approve the expenditure by management of an amount up to an additional 10% of such fee proposal in order to cover such additional costs as may be incurred for audit services that are performed for that fiscal year. However, our recent practice has been for KPMG to submit any proposed additional fees to the Audit Committee for approval.

KPMG was not retained to provide any non-audit or non-audit-related services to CDI in 2006 (and has not been retained to provide non-audit or non-audit-related services so far in 2007). However, under CDI’s pre-approval policy, management may submit to the Committee for approval a detailed list of non-audit and non-audit-related services that it recommends the Committee engage the independent auditor to provide for the year. Management and the independent auditor must each confirm to the Committee that each non-audit and non-audit-related service on the list is permissible under all applicable legal requirements. In addition to the list of anticipated non-audit and non-audit-related services, a budget estimating non-audit and non-audit-related service spending for the fiscal year would be provided. The Committee must approve both the list of permissible non-audit and non-audit-related services and the budget for such services. The Committee must be informed routinely as to the non-audit and non-audit-related services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairperson of the Committee the authority to amend or modify the list of approved and permissible non-audit and non-audit-related services and fees. The Chairperson reports any action taken to the Committee at the next Committee meeting. The Committee expressly does not delegate to management the Committee’s responsibility to pre-approve services performed by the independent auditor.

The independent auditor must ensure that the Committee has approved all services provided to CDI. CDI’s chief financial officer is responsible for tracking all of the independent auditor’s fees against the budget for such services and reporting at least annually to the Audit Committee.

Report of the Audit Committee

The Audit Committee of CDI’s Board of Directors assists the Board in fulfilling its oversight responsibilities by (a) reviewing the financial reports and other financial information provided by CDI to shareholders, the SEC and others, (b) monitoring the company’s financial reporting processes and internal control systems, (c) retaining and overseeing the company’s independent auditor and internal auditors, and (d) monitoring CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. A more complete description of the duties and responsibilities of the Committee is set forth in the Audit Committee’s charter, which has been adopted by the Board of Directors. A copy of the Audit Committee Charter can be found on CDI’s website at www.cdicorp.com.

Management is responsible for the financial reporting process (including establishing and maintaining CDI’s system of internal controls), for the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and for the report on the company’s internal control over financial reporting. KPMG LLP, the company’s independent auditor, is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the company’s internal control over financial reporting.

The Committee held nineteen meetings during 2006. Committee meetings were designed, among other things, to facilitate and encourage communication among members of the Committee, CDI’s management, KPMG and the internal auditors. The Committee has reviewed and discussed the audited financial statements of CDI for the year ended December 31, 2006 with management of the company and with representatives of KPMG.

Management has completed the documentation, testing and evaluation of CDI’s system of internal control over financial reporting as of December 31, 2006. The Audit Committee was kept apprised of the progress of the evaluation over the course of the past year and provided oversight and advice to management during the process. The Committee provided particular oversight of the company’s efforts to remediate the material weakness and the significant deficiencies which were identified in the evaluation of CDI’s internal control over financial reporting as of December 31, 2005. In connection with this oversight, the Committee received periodic updates provided by management, KPMG and the internal auditors, and the Committee discussed issues raised by those updates as they arose. At the conclusion of the process, management provided the Committee with a report which concluded that the company’s internal control over financial reporting was effective as of December 31, 2006, and the Committee reviewed and discussed that report.

The Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The Committee has received from KPMG the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG their independence. The Committee has satisfied itself as to the independence of KPMG.

Based on the reviews and discussions described in this Report, the Committee recommended to the Board of Directors that the audited financial statements be included in CDI’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

AUDIT COMMITTEE:

Lawrence C. Karlson, Chairman

Kay Hahn Harrell

Ronald J. Kozich

ANNUAL REPORT

CDI’s Annual Report to Shareholders for the year ended December 31, 2006 is being mailed to all shareholders together with this Proxy Statement. That report should not be regarded as proxy solicitation material or as a part of this Proxy Statement.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S MEETING

Shareholders of CDI are entitled to submit proposals for inclusion in the company’s 2008 Proxy Statement, to be considered for action at the 2008 Annual Meeting of Shareholders. Proposals so submitted must be received by CDI at its principal executive offices no later than December 21, 2007 and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion. With respect to a shareholder proposal that is not included in CDI’s 2008 Proxy Statement but which properly comes before the 2008 Annual Meeting of Shareholders, if the company does not receive notice of such proposal at its principal executive offices by March 6, 2008, then the proxy solicited by the Board for the 2008 Annual Meeting of Shareholders may confer discretionary voting authority on the proxy holders with respect to such proposal.

By Order of the Board of Directors

JOSEPH R. SEIDERS, Secretary

Dated: April 23, 2007
Philadelphia, Pennsylvania

The Board of Directors recommends a vote FOR each of the nominated directors in Proposal 1 and FOR Proposal 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR	WITHHOLD for all		FOR	AGAINST	ABSTAIN
Proposal 1 – ELECTION OF DIRECTORS		☐	☐	Proposal 2 – To ratify the appointment of KPMG LLP as CDI Corp.’s independent auditor for 2007.	☐	☐	☐
The seven nominees are:
01 Roger H. Ballou	05 Ronald J. Kozich
02 Michael J. Emmi	06 Constantine N. Papadakis
03 Walter R. Garrison	07 Barton J. Winokur
04 Lawrence C. Karlson

3. In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
WITHHOLD VOTE FOR: (Write the name(s) or number(s) of such nominee(s) in the space provided below.)

Signature                                                                           Title (if applicable)                                                           Date

NOTE: Please sign exactly as name appears on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporate officer or partner, please give full title as such.

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the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/cdi Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, tax documents and other shareholder information or to change your registered address. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

PROXY
CDI CORP. 1717 Arch Street, 35th Floor Philadelphia, PA 19103-2768 This Proxy is Solicited on Behalf of the Board of Directors

Each shareholder signing this Proxy hereby appoints Joseph R. Seiders and Craig H. Lewis, or either of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of CDI Corp. held of record by the signer on March 7, 2007, at CDI Corp.’s annual meeting of shareholders to be held on May 15, 2007, or any adjournments or postponements thereof. Each shareholder signing this Proxy acknowledges receipt of the Proxy Statement dated April 23, 2007 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of CDI Corp. gives notice of such revocation.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL SEVEN NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF AND FOR PROPOSAL TWO TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2007. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Your vote is important to us. Please promptly mail back this proxy card or vote online or by phone. See the other side for instructions to vote by Internet, telephone or mail.